Exhibit 99.1

Explanatory Note

Keane, Inc. (the “Company”) is furnishing business and unaudited financial information for the three months ended March 31, 2007. The results presented in this Exhibit are preliminary and may be subject to additional adjustments, which could be material.

As previously announced, the Securities and Exchange Commission (the “SEC”) has contacted the Company requesting documents related to the Company’s stock option grants and stock option practices. The Company intends to cooperate with the SEC in this matter.

The Company’s Board of Directors has appointed a special committee of disinterested directors to initiate an inquiry into its stock option grants and practices. The special committee has retained independent legal counsel to assist in this inquiry. The inquiry has not been completed as of the date of this filing.

The Company believes it will not be able to file its Quarterly Report on Form 10-Q for the three months ended March 31, 2007 until the special committee completes its inquiry, the year-end audit is completed, and management, in consultation with its independent registered public accounting firm, is able to assess whether the Company’s historical stock option practices should have had any impact on the Company’s historical accounting and, as a result, whether and to what extent any adjustment is required to the Company’s historical financial statements.

THE UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW, INCLUDING INFORMATION ABOUT STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS’ EQUITY, AS WELL AS COMPARISONS OF THESE AMOUNTS AND RELATED TRENDS BETWEEN PERIODS, ARE SUBJECT TO CHANGE WHEN THE COMPANY HAS COMPLETED THE REVIEW DESCRIBED ABOVE. THESE CHANGES MAY AFFECT THE UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW AND SOME OF THESE EFFECTS MAY BE MATERIAL. CONSEQUENTLY, SUBJECT TO COMPLETION OF THE REVIEW DESCRIBED ABOVE AND THE YEAR-END AUDIT PROCESS, THE COMPANY MAY CONCLUDE THAT ITS PREVIOUSLY FILED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION FOR THE PERIODS PRESENTED HEREIN, AS WELL AS ANY SUCH INFORMATION CONTAINED HEREIN, SHOULD NOT BE RELIED UPON.

BECAUSE OF THE PENDING REVIEW, THE COMPANY IS NOT IN A POSITION TO TIMELY FILE ITS QUARTERLY REPORT ON FORM 10-Q WITH THE SEC. NEVERTHELESS, THE COMPANY BELIEVES IT SHOULD PROVIDE INVESTORS WITH INFORMATION THAT IS CURRENTLY AVAILABLE AND HAS FURNISHED THE INFORMATION BELOW FOR THIS PURPOSE. WHILE THIS EXHIBIT INCLUDES INFORMATION OF THE KIND CALLED FOR BY FORM 10-Q, THIS EXHIBIT DOES NOT COMPLY WITH THE REQUIREMENTS OF THAT FORM OR RELATED SEC RULES BECAUSE IT OMITS CERTAIN REQUIRED INFORMATION AND THE INFORMATION IT DOES CONTAIN IS UNAUDITED AND SUBJECT TO CHANGE AS NOTED ABOVE. AMONG OTHER THINGS, THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS NOT EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON THE INFORMATION IN THIS EXHIBIT. THE COMPANY’S PRELIMINARY ASSESSMENT OF THE EFFECTIVENESS OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING INCLUDED IN ITEM 4 IS SUBJECT TO CHANGE IN CONNECTION WITH THE COMPLETION OF THE COMPANY’S ASSESSMENT OF ITS HISTORICAL STOCK OPTION GRANTING PRACTICES. IN ADDITION, THIS EXHIBIT DOES NOT CONTAIN THE CERTIFICATIONS OF THE CHIEF EXECUTIVE OFFICER OR THE CHIEF FINANCIAL OFFICER REQUIRED TO BE INCLUDED BY THE SARBANES-OXLEY ACT OF 2002 IN REPORTS ON FORM 10-Q. MOREOVER, THIS EXHIBIT CONTAINS UNAUDITED FINANCIAL INFORMATION THAT MAY CHANGE AS THE REVIEW AND THE YEAR-END AUDIT PROCESS ARE COMPLETED. IN PARTICULAR, INFORMATION ABOUT STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS’ EQUITY, AS WELL AS PERIOD-TO-PERIOD COMPARISONS OF THOSE AMOUNTS AND RELATED TRENDS, FOR ALL PERIODS MAY BE AFFECTED BY THE REVIEW OF THE COMPANY’S STOCK OPTION GRANTS AND STOCK OPTION PRACTICES AND COMPLETION OF THE YEAR-END AUDIT, AND THE POTENTIAL RESTATEMENTS, DESCRIBED IN THIS EXHIBIT. THIS EXHIBIT IS NOT A SUBSTITUTE FOR THE DISCLOSURE REQUIRED IN THE FORM 10-Q.

WHILE THE COMPANY BELIEVES THAT THE UNAUDITED FINANCIAL INFORMATION INCLUDED IN THIS EXHIBIT HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (GAAP), EXCEPT TO THE EXTENT THE FINANCIAL STATEMENTS WOULD BE AFFECTED BY THE OUTCOME OF ITS REVIEW OF ITS STOCK OPTION GRANTS AND STOCK OPTION PRACTICES AND YEAR-END AUDIT, THE COMPANY CAN GIVE NO ASSURANCES THAT ALL ADJUSTMENTS ARE FINAL AND THAT ALL ADJUSTMENTS NECESSARY TO PRESENT ITS FINANCIAL INFORMATION IN ACCORDANCE WITH GAAP HAVE

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

BEEN IDENTIFIED. THE COMPLETION OF THE COMPANY’S ASSESSMENT OF ITS HISTORICAL STOCK OPTION GRANTING PRACTICES COULD RESULT IN ADJUSTMENTS TO THE AMOUNTS REPORTED IN THE FINANCIAL INFORMATION IN THIS EXHIBIT. THEREFORE, ALL RESULTS REPORTED IN THIS EXHIBIT SHOULD BE CONSIDERED PRELIMINARY UNTIL THE COMPANY FILES ITS QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2007.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Keane, Inc.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Item 1. Financial Statements

Keane, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2007	2006
	(In thousands except per share amounts)
Revenues	$232,767	$243,577

Operating expenses
Salaries, wages, and other direct costs	164,294	173,251
Selling, general, and administrative expenses	51,952	55,882
Amortization of intangible assets	3,435	3,851
Restructuring charges, net	(61)	1,271
Operating income	13,147	9,322

Other income (expense)
Interest and dividend income	2,043	1,200
Interest expense	(1,533)	(1,396)
Other expense, net	(215)	(405)
Minority interest	27	(27)
Income before income taxes	13,469	8,694
Provision for income taxes	4,849	3,304
Net income	$8,620	$5,390

Basic earnings per share	$0.15	$0.09

Diluted earnings per share	$0.14	$0.09

Basic weighted average common shares outstanding	58,697	58,131
Diluted weighted average common shares and common share equivalents outstanding	67,241	66,630

The accompanying notes are an integral part of the preliminary unaudited condensed consolidated financial statements.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Keane, Inc.

Preliminary Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(Dollars in thousands, except per share amounts)
Assets
Current:
Cash and cash equivalents	$111,931	$107,145
Restricted cash	274	236
Marketable securities	79,208	78,442
Accounts receivable, net	170,504	169,312
Prepaid expenses and deferred income taxes and other currents assets	25,701	27,633
Total current assets	387,618	382,768
Marketable securities, long-term	8,835	14,170
Property and equipment, net	72,779	73,103
Goodwill	325,187	325,136
Customer lists, net	26,158	29,067
Other intangible assets, net	2,466	2,992
Deferred contract costs related to the TTA agreement	51,370	37,004
Other assets, net	13,808	13,925
Total assets	$888,221	$878,165

Liabilities
Current:
Short-term debt	$1	$1
Accounts payable	13,175	10,250
Accrued expenses and other current liabilities	45,766	45,556
Accrued restructuring	1,372	1,498
Accrued compensation	31,122	41,984
Deferred revenue	13,835	15,154
Total current liabilities	105,271	114,443
Long-term debt	150,000	150,000
Accrued long-term building costs	38,261	38,416
Accrued long-term restructuring	2,204	2,500
Other long-term liabilities	17,773	17,885
Deferred long-term revenue	33,769	26,957
Deferred income taxes	39,632	37,135
Total liabilities	386,910	387,336
Minority interest	3,729	3,756

Commitments and contingencies (Note 13)

Stockholders’ Equity
Preferred Stock, par value $.01, authorized 2,000,000 shares, issued none	—	—
Common Stock, par value $.10, authorized 200,000,000 shares, 59,156,835 issued and outstanding at March 31, 2007 and 58,868,613 at December 31, 2006	5,916	5,887
Additional paid-in capital	10,506	8,534
Accumulated other comprehensive loss	(5,964)	(7,346)
Retained earnings	487,124	479,998
Total stockholders’ equity	497,582	487,073
Total liabilities and stockholders’ equity	$888,221	$878,165

The accompanying notes are an integral part of the preliminary unaudited condensed consolidated financial statements.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Keane, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$8,620	$5,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,147	7,518
Deferred income taxes	2,094	2,030
Provision for doubtful accounts	3,529	1,540
Minority interest	(27)	27
Loss (Gain) on sale of property and equipment	12	(144)
Loss on sale of investments	12	84
Stock-based compensation	1,032	522
Other charges, net	1,786	(970)
Changes in operating assets and liabilities, net of acquisitions:
(Increase) in accounts receivable	(4,721)	(8,689)
(Increase) in prepaid expenses and other assets	(13,897)	(12,894)
(Decrease) in accounts payable, accrued expenses, deferred revenue, and other liabilities	(3,148)	(16,315)
Net cash provided by (used in) operating activities	2,439	(21,901)

Cash flows from investing activities:
Purchase of investments	(2,000)	(30,000)
Sale and maturities of investments	6,696	43,681
Purchase of property and equipment	(3,326)	(2,998)
Restricted cash	(38)	—
Proceeds from the sale of property and equipment	26	412
Net cash provided by for investing activities	1,358	11,095

Cash flows from financing activities:
Principal payments under capital lease obligations	—	(1)
Proceeds from issuance of common stock	969	4,469
Repurchase of common stock	—	(4,331)
Net cash provided by financing activities	969	137

Effect of exchange rate changes on cash	20	290
Net increase (decrease) in cash and cash equivalents	4,786	(10,379)
Cash and cash equivalents at beginning of period	107,145	71,570
Cash and cash equivalents at end of period	$111,931	$61,191

Supplemental information:
Income taxes paid	$1,671	$7,248
Interest paid	$—	$—

The accompanying notes are an integral part of the preliminary unaudited condensed consolidated financial statements.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Keane, Inc.

Notes to Preliminary Unaudited Condensed Consolidated Financial Statements

Note 1.   Basis of Presentation

The accompanying preliminary unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, except to the extent the financial statements would be affected by the outcome of our review of our stock option grants and stock option practices as described in the explanatory note at the beginning of this Exhibit, and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying preliminary unaudited condensed consolidated financial statements include the accounts of Keane, Inc. and our wholly and majority owned subsidiaries. In the opinion of management, all adjustments, consisting primarily of normal recurring accruals, considered necessary for a fair presentation of the results of operations for the interim periods reported and of our financial condition as of the date of the interim balance sheet have been included, except to the extent the financial statements would be affected by the outcome of our review of our stock option grants and stock option practices. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007 or for any other period. Stockholders’ equity at March 31, 2007 includes a reduction of $1.5 million to the beginning balance of retained earnings on January 1, 2007 upon the adoption of FASB interpretation (“FIN”) No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109.” See Note 3 “Recent Accounting Pronouncements” for further discussion of our adoption of FIN 48.

The balance sheet at December 31, 2006 has been derived from our preliminary unaudited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Certain reclassifications have been made to the 2006 financial statements to conform to the December 31, 2006 and 2007 presentation.  These reclassifications have no effect on previously reported net income or stockholder’s equity.

For further information, refer to the preliminary unaudited consolidated financial statements and related notes for the year ended December 31, 2006 furnished on a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2007.

Note 2.   Significant Transactions

On February 6, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Caritor, Inc., a California corporation (“Caritor”), and Renaissance Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Caritor (the “Merger Sub”). Under the Merger Agreement, the Merger Sub will be merged with and into Keane (the “Merger”), with Keane continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Caritor. At the effective time of the Merger, each outstanding share of Keane common stock will be converted into the right to receive $14.30 in cash, without interest. In addition, all outstanding options to purchase Keane common stock and all shares of restricted stock will become vested in full prior to the effective time of the Merger. Any option not exercised prior to the effective time of the Merger will be cancelled in exchange for cash in an amount equal to the excess, if any, of the merger consideration per share of common stock over the exercise price of the option, multiplied by the number of shares of common stock underlying the option. The all-cash purchase price to acquire Keane will be approximately $854.0 million.

We have made customary representations and warranties and covenants in the Merger Agreement, including covenants relating to obtaining the requisite approval of Keane’s stockholders, Keane’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger and, subject to certain exceptions, Keane’s agreement not to solicit, enter into discussions regarding, or provide information in connection with, alternative transactions.

The Merger Agreement has been approved by our Board of Directors. Caritor has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including, among other things, the approval of the Merger Agreement by Keane’s stockholders. The Merger Agreement contains certain termination rights of Caritor and Keane and provides that, upon the termination of the Merger Agreement under certain circumstances, Keane would be required to pay Caritor a termination fee of $26 million or Caritor would be required to pay Keane a termination fee of $26 million.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of Keane holding approximately 20% of the outstanding shares of Keane common stock, entered into an agreement with Caritor and Keane (the “Voting Agreement”) pursuant to which, among other things, those stockholders agreed to vote their Keane shares to approve the Merger Agreement and against any other acquisition proposal and not to transfer or pledge any of their Keane shares or grant any proxies or powers of attorney with respect to their shares that are inconsistent with their obligations under the Voting Agreement.

On February 13, 2007, a purported class action suit was filed in Massachusetts Superior Court by Susan Nichols, naming Keane and certain current and former directors as defendants.  The suit was amended on April 20, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, that the merger is unfair and inadequate and that certain of the disclosures contained in the proxy statement dated April 13, 2007 about the proposed merger are deficient.  The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

On February 14, 2007, a purported Keane shareholder, Henry C. Blaufox, filed a derivative and class action against Keane in the United States District Court for the District of Massachusetts. The suit was amended on April 18, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, violations of Section 14 of the Exchange Act, that certain of the disclosures contained in the proxy dated April 13, 2007 about the proposed merger are deficient, abuse of control, gross mismanagement, constructive fraud, corporate waste and unjust enrichment in connection with matters such as the merger and alleged stock option backdating.  The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

We intend to review the allegations of both suits and respond when it is appropriate.

As we announced on February 23, 2007, we received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We intend to cooperate with the SEC on this matter. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC’s inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement. Our board of directors has appointed a special committee of disinterested directors to initiate an inquiry into our stock option grants and practices. The special committee has retained independent legal counsel to assist in the inquiry.

As a result of the SEC inquiry, we were unable to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 and will not be able to timely file our Quarterly Report of Form 10-Q for the quarter ended March 31, 2007 with the SEC. We believe we will not be able to file our Annual Report on Form 10-K or Quarterly Report on Form 10-Q until the special committee completes its inquiry and management, in consultation with our independent registered public accounting firm, is able to assess whether our historical stock option practices should have had any impact on our historical accounting and, as a result, whether and to what extent any adjustment is required to our historical financial statements.

A restatement of our financial statements or our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 or subsequent Quarterly Reports on Form 10-Q could result in defaults under our credit facility and our indenture and related debentures and could result in our inability to satisfy the closing conditions under the merger agreement with Caritor.

On April 2, 2007, we were notified by the NYSE that we would be receiving a letter from the NYSE informing us that, as a result of our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006, we are subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. We received this letter on April 4, 2007. Section 802.01E provides, among other things, that the NYSE will monitor Keane and the status of our Form 10-K filing. If we have not filed our annual report on Form 10-K for the year ended December 31, 2006 within six months of the filing due date, the NYSE may, in its sole discretion, allow Keane’s securities to be traded for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, commence suspension and delisting procedures.

We are party to a credit agreement, dated as of September 15, 2005, as amended, with Bank of America, N.A., as administrative agent, and the lenders party thereto. As of March 31, 2007, we had $37.2 million in outstanding letters of credit under this facility. An event of default would have occurred under the credit agreement if we did not deliver our audited financial statements for the year ended December 31, 2006 to the administrative agent within 90 days of December 31, 2006 and will occur if we do not deliver to the administrative agent our unaudited quarterly financial statements within 45 days after the end of each fiscal quarter. However, the administrative agent and the required lenders have agreed to extend the delivery period for our audited financial statements for the year ended December 31, 2006 until the earlier of September 30, 2007 or the date on which we file such financial statements with the SEC and to permit the delivery of unaudited quarterly financial statements that are qualified with respect to our

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

ongoing review of stock option grants and stock option practices. It would also be an event of default under the credit agreement if we breach the indenture described below by failing to timely provide the indenture trustee with copies of the periodic financial reports we are required to file under the Exchange Act (except for the annual report on Form 10-K for the year ended December 31, 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007) and such failure continues for 60 days after we have been given proper notice under the indenture. In addition, a restatement could, depending on its nature and materiality, result in a breach of certain representations under the credit agreement, which would be an event of default under the credit agreement. Upon an event of default under the facility, the administrative agent and the lenders may accelerate the loans, terminate the commitments, require us to cash collateralize the letters of credit and exercise other rights and remedies.

We entered into an indenture dated as of June 18, 2003 with U.S. Bank National Association (formerly Wachovia Bank, National Association) as trustee, pursuant to which we issued 2% convertible subordinated debentures due 2013. As of March 31, 2007, the aggregate outstanding principal amount of these debentures, plus unpaid accrued interest, was $150.9 million. If we do not deliver our audited financial statements for the year ended December 31, 2006 or any unaudited quarterly financial statements to the trustee 15 days after they are required to be filed with the SEC, we will not be in compliance with the requirements of the indenture. An event of default under the indenture will not arise until 60 days after the trustee or the holders of 25% of outstanding principal amount of the debentures give us written notice of such default and require us to remedy the default. On April 3, 2007, we received a notice of default from a holder of over 25% of the outstanding principal amount of the debentures asserting that a default had occurred under the indenture as a result of our failure to deliver audited financial statements for the year ended December 31, 2006 to the trustee within 15 days after they were required to be filed with the SEC, and requesting that we remedy the default. An event of default under the indenture will occur if we do not remedy the default within 60 days after this notice was given. We also received, on March 22, 2007, a notice of default from the same holder asserting that a default had occurred under the indenture as a result of our failure to timely file our audited financial statements with the SEC. We have advised such holder and the trustee, and continue to maintain, that the March 22, 2007 default notice was ineffective under the indenture due to the fact that, on such date, the requisite fifteen days had not elapsed as required under the indenture before a notice of default could properly be issued. If an event of default occurs under the debentures, the holders of not less than 25% of the outstanding principal amount of the debentures may by written notice declare an acceleration of the payment of all of the outstanding principal and unpaid accrued interest on the debentures. If we do not receive waivers for certain events of default, such amounts could be callable by the holders of the debentures and we would be required to classify the debentures as short-term debt.

On April 12, 2007, we entered into a first amendment to the merger agreement with Caritor and the Merger Subsidiary which, among other things, permits us, subject to the terms and conditions set forth in the amendment, to amend the credit agreement to increase the commitments under the credit agreement, to make drawdowns under the credit agreement to pay (or to pay in cash) the principal, accrued ordinary, non-penalty interest and default interest on the debentures as a result of the acceleration of the date on which the debentures must be repaid in full due to our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006 or our quarterly report on Form 10-Q for the first or second fiscal quarters of 2007 or to repurchase the debentures prior to the date on which they are due and payable (subject to certain terms and conditions), to pay in cash and incur the obligation to pay tax liabilities in connection therewith, and to pay certain associated costs, fees and expenses.

The accuracy of our representations and warranties in the merger agreement with Caritor may be affected by defaults on our indebtedness. If we are unable to satisfy the condition to effect the merger that relates to the accuracy of our representations and warranties in the merger agreement with Caritor, Caritor will not be required to proceed with the merger.

On April 12, 2007, we entered into a second amendment to our five-year revolving credit facility which, subject to certain terms and conditions:

•                  extended the required delivery date for our audited financial statements until the earlier of September 30, 2007 or the date on which we file such financial statements with the SEC;

•                  permitted the delivery of unaudited quarterly financial statements that are qualified with respect to Keane’s ongoing review of stock option grants and stock option practices;

•                  allows us to repay the debentures if the result of the obligation is due to the failure to timely file our annual and quarterly financial statements;

•                  decreases the net liquidity of Keane required for three months prior to and on the date of repayment of the debentures from $200,000,000 to $150,000,000;

•                  permits proceeds of loans under the credit agreement to be used to repay, purchase or repurchase the debentures, subject to certain terms and conditions; and

•                  provides that cross defaults to the indenture for the debentures will not arise as a result of our failure to timely file or deliver our audited financial statements for the year ended December 31, 2006 or our quarterly financial statements for the first and second fiscal quarters of 2007 under the indenture.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

On April 13, 2007, we announced that a special meeting of the shareholders of Keane, Inc., will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts, on May 15, 2007, at 10:00 a.m., local time.  At the special meeting, shareholders will be asked to vote on a proposal to approve the merger between Caritor and Keane.

Note 3.   Recent Accounting Pronouncements

In February 2007, the FASB issued Statement No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value.  The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.

SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statement No. 157 (“SFAS 157”), “Fair Value Measurements” and FASB Statement No. 107 (“SFAS 107”), “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. We are evaluating the impact of SFAS 159.

On September 29, 2006, the FASB issued Statement No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 represents the completion of the first phase in the FASB’s postretirement benefits accounting project and requires an entity to: (a) recognize in its statement of financial position an asset for a defined benefit postretirement plan’s over-funded status or a liability for a plan’s under-funded status; (b) measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur.

SFAS 158 does not change the amount of net periodic benefit cost included in net income or address the various measurement issues associated with postretirement benefit plan accounting. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements were effective as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  The provisions required to be adopted as of December 31, 2006 did not impact our consolidated financial position, results of operations and cash flows, as we have already recognized the funded status of our UK defined benefit plan on the balance sheet as a result of a curtailment to the plan in 2004.

On September 15, 2006, the FASB issued SFAS 157. The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances.   SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a significant impact on our consolidated financial position, results of operations and cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 31, 2006.

We adopted the provisions of FIN 48 on January 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. On January 1, 2007, we recorded the cumulative effect of applying the provisions of FIN 48, which resulted in the recording of a $1.5 million decrease to the opening balance of our retained

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

earnings. As of the date of adoption, the total amount of unrecognized tax benefits totaled approximately $5.7 million, all of which, if recognized, would favorably affect our effective tax rate in any future period. We expect that approximately $0.5 million of unrecognized tax benefits could possibly be recognized due to a lapse of the statute of limitations for certain state issues over the next 12 months.

We recognize interest and penalties related to income tax liabilities in income tax expense in our preliminary unaudited condensed consolidated statements of operations, which is consistent with our historical policy. As of the date of adoption, we had approximately $0.6 million of accrued interest included in our preliminary unaudited condensed consolidated balance sheet.

With limited exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by taxing authorities for years through 1997.

Note 4.    Stock Based Compensation

On January 1, 2006, we adopted SFAS 123(R) using the modified prospective application method. The adoption of SFAS 123(R) under the modified prospective application method allowed us to recognize compensation cost beginning with the effective date (a) based on the requirement of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. Under the modified prospective application method, prior periods are not restated for the effect of SFAS 123(R).

We calculate compensation cost on the date of grant using the fair value of the options as determined by the Black-Scholes valuation model. The use of valuation models requires us to make estimates using several key assumptions including estimated volatility, expected option life, the risk free interest rate, expected forfeiture rate and no dividends.  We derived the estimated stock price volatility based on a review of our actual historic stock prices commensurate with the expected life of the award.  Our estimate of an expected option life was derived based on a review of our historic option holding periods, including a consideration of the holding period inherent in currently vested but unexercised options.  We reviewed historical data for groups of employees and determined that the type of award was an indicator of the exercise behavior. We used the yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term assumption as the risk-free interest rate.  Similar to the analysis for the expected option life, we reviewed historical forfeiture data for groups of employees and determined the appropriate forfeiture rate ranges from 0-23% for the applicable employee group.

We recorded $1.0 million and $0.5 million of stock-based compensation expense for the First Quarter ended March 31, 2007 and 2006, respectively.  As of March 31, 2007, we had approximately $4.2 million of unrecognized compensation cost related to stock option awards that we expect to recognize as expense over a weighted average period of 3.5 years. As of March 31, 2007, we had approximately $5.1 million of unrecognized compensation cost related to restricted stock awards that we expect to recognize as expense over a weighted average period of 3.0 years.

Prior to the adoption of SFAS 123(R), we accounted for share-based payments to employees in accordance with Accounting Principles Board Opinion (“APB”) No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and related FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation.” In accordance with APB 25 and FIN 44, we used the intrinsic value-based method to account for stock option grants and restricted stock awards. Under APB 25, since the exercise price of our employee stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recorded in our financial statements.  However, compensation expense related to restricted stock awards and certain Keane Worldzen stock options was recorded ratably over the restriction and vesting period, respectively, and was included in the selling, general, and administrative expenses in the accompanying preliminary unaudited condensed consolidated statements of income.

Prior to the adoption of SFAS 123(R), during the Fourth Quarter of 2005, we accelerated the vesting of certain stock options in which the exercise price of the award exceeded the market price of the stock on the date of acceleration. As a result of the acceleration, approximately 2.1 million shares subject to options constituting approximately 47% of the total of unvested options outstanding at that time became immediately exercisable. The acceleration impacted approximately 570 employees. Under APB 25 and FIN 44, no compensation expense was recognized in the financial statements for the acceleration of vesting of these options since the closing common stock price per share on the dates of acceleration were greater than the exercise prices of the unvested options accelerated. The primary purpose of the accelerated vesting was to enable us to avoid recognizing in our income statement non-cash compensation expense associated with these options in future periods, upon our adoption of SFAS 123(R) on January 1, 2006. Absent the acceleration of the options described above, from and after our adoption of SFAS 123(R), we would have been required to

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

recognize approximately $10.5 million in pre-tax non-cash compensation expense over the remaining vesting terms of the stock options, based on valuation calculations using the Black-Scholes option pricing model.  We believed that because the accelerated stock options had exercise prices in excess of the fair market value of our common stock on the date of their acceleration, the accelerated stock options were not fully achieving their original objective of incentive compensation and employee retention. We believe that the acceleration had a positive effect on employee morale and retention and that this decision was in the best interests of Keane and its shareholders.

The fair market value of each stock option granted is estimated using the Black-Scholes option-pricing model.  The assumptions and the resulting estimated fair value for grants during the applicable period are as follows:

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006
Options granted	550,000	486,000
Weighted-average exercise price	$12.22	$11.64
Weighted-average grant date fair value	$4.78	$4.90
Expected life (in years)	4.4	4.6
Expected stock price volatility	39.29%	42.22%
Risk-free interest rate	4.79%	4.26%
Restricted stock awards granted	200,000	65,000
Weighted average grant date fair value of restricted stock awards	$12.12	$11.15

Note 5.   Earnings Per Share

Basic earnings per share is computed using only the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, plus the dilutive effect of potential future issuances of common stock relating to stock option awards and other potentially dilutive securities. In calculating diluted earnings per share, the dilutive effect of stock options is computed using the average market price for the applicable period. Potential shares related to certain of our outstanding stock options and restricted stock awards were excluded from the computation of earnings per share because they were anti-dilutive in the periods presented, but could be dilutive in the future. The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Three Months Ended March 31,	2007	2006
Net income used for basic earnings per share	$8,620	$5,390
Interest expense associated with convertible debentures, including amortization of debt issuance costs	970	970
Related tax effect	(396)	(396)
Net income used for diluted earnings per share	$9,194	$5,964

Weighted average number of common shares outstanding used in calculation of basic earnings per share	58,697	58,131
Incremental shares from restricted stock, employee stock purchase plan, and the assumed exercise of dilutive stock options	369	324
Incremental shares from assumed conversion of convertible debentures	8,175	8,175
Weighted average number of common shares and common share equivalents outstanding used in calculation of diluted earnings per share	67,241	66,630
Earnings per share
Basic	$0.15	$0.09
Diluted	$0.14	$0.09

Anti-dilutive common stock equivalents related to outstanding stock options	915	2,336
Anti-dilutive restricted stock	229	125

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Our 2.0% Convertible Subordinated Debentures due 2013 (the “Debentures”) are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 54.4989 shares of common stock per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $18.349 per share. Approximately 8.2 million shares of our common stock would be issuable upon the conversion of all of the outstanding Debentures. In accordance with the Emerging Issues Task Force’s (“EITF”) Issue No 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” we are required to include contingently convertible debt in the calculation of diluted earnings per share using the if-converted method regardless of whether the market price trigger has been met. See Note 11 “Convertible Subordinated Debentures” for further discussion on the Debentures and their conversion features. Also see Note 2 “Significant Transactions” for a discussion of the impact on our obligation under the new credit facility of not timely filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC and any restatement of our financial statements as a result of the ongoing stock option review.

Note 6.   Comprehensive Income and Accumulated Other Comprehensive Loss

SFAS No. 130 (“SFAS 130”), “Reporting Comprehensive Income,” establishes rules for the reporting and display of comprehensive income and its components. Components of comprehensive income include net income and certain transactions that have generally been reported in the consolidated statement of stockholders’ equity. Other comprehensive income is comprised of currency translation adjustments, available-for-sale securities valuation adjustments, and adjustments related to a foreign defined benefit plan.

Total comprehensive income (i.e., net income plus available-for-sale securities valuation adjustments, currency translation adjustments and adjustments related to a foreign defined benefit plan, net of tax) was $10.0 million and $7.5 million for the three months ended March 31, 2007 and 2006, respectively.  See Note 8 “Pension Plan” for a discussion of the minimum pension liability adjustments.

The following table summarizes the components of accumulated other comprehensive loss, net of taxes (dollars in thousands):

As of	March 31, 2007	December 31, 2006
Foreign currency translation adjustments	$6,081	$5,030
Securities valuation adjustment	(213)	(303)
Minimum pension liability adjustment	(11,832)	(12,073)

Accumulated other comprehensive loss	$(5,964)	$(7,346)

Note 7.   Significant Contracts

Victoria TTA Contract

On July 26, 2005, Keane Australia Micropayment Consortium Pty Ltd (“Kamco”), a wholly-owned subsidiary of Keane, and the Public Transport Ticketing Body trading as Transport Ticketing Authority (the “TTA”) of the State of Victoria, Australia, entered into a $494.0 million AUD, or approximately $367.0 million (based on the exchange rate on that date of $.74285 AUD per $1.00), contract (the “Victoria TTA contract”) to deliver a public transit ticketing system for the State of Victoria. Keane has established and is leading a consortium of four transit and technology experts to design, build, implement, and maintain a micropayment smartcard technology system and related equipment for the TTA. Keane’s consortium includes automatic fare collection specialists ACS Solutions Schweiz AG (a subsidiary of Affiliated Computer Services, Inc.), ERG, and Giesecke & Devrient Australasia (“G&D”).

The Victoria TTA contract has a term of approximately 12 years, including two years of development work, referred to as the Build phase, and 10 years of operation and maintenance, referred to as the Operate phase. The Build phase represents the development and implementation of the comprehensive solution including hardware, card distribution and software. The Operate phase represents the maintenance of the software, hardware and comprehensive solution, refurbishments and replacements, hosting and management of the subcontractors. The TTA has an option to extend the contract for an additional two years at the completion of the Operate phase. The Build phase of the project is comprised of 12 phases beginning with the mobilization phase and ending with the operational proving phase. Each phase during the Build phase requires acceptance by the TTA. At the end of the fifth year of the Operate phase, the TTA can cancel the Victoria TTA contract at its option. In connection with the Victoria TTA contract, Keane delivered a guarantee to the TTA (the “Guarantee”) pursuant to which Keane has guaranteed certain obligations of Kamco under the Victoria TTA contract.

Payments under the Victoria TTA contract during the Build phase are based on the completion of milestones during the Build

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

phase. Payments during the Operate phase are based on the level of service provided and are billed monthly. During the Operate phase the TTA may benchmark rates following the fourth and ninth anniversary dates of the Victoria TTA contract and negotiate adjustments if the rates exceed prevailing market costs for comparable services.

The TTA may terminate the Victoria TTA contract for convenience at any time and pay only for work completed, subject to specified termination fees. These termination fees consist primarily of 1% of the remaining amount of contractual revenues over the 12-year term. During the contract term, the TTA may terminate the Victoria TTA contract for events of default, subject to Kamco’s right to cure. Upon the failure to perform by Kamco or its subcontractors, the TTA may step in and take over the role of prime contractor in place of Kamco.

Kamco has obligations under the Victoria TTA contract with respect to both project management and performance of subcontractors. There are numerous indemnification provisions within the Victoria TTA contract, some of which are customarily included through the normal course of business. We have agreed to hold TTA harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. As the prime contractor for the Victoria TTA contract, in certain cases Kamco is entitled to the benefit of corresponding indemnifications from its subcontractors. We also retain the right to enforce the subcontracts and to seek damages for nonperformance from our subcontractors. Subject to a number of exclusions, Kamco’s maximum liability is capped at $80.7 million ($100 million AUD). Under the Victoria TTA contract, liquidated damages, for which Kamco may be liable, are assessed at $40,374 ($50,000 AUD) per day for each day the specified phase completion is behind schedule, but are limited to $8.1 million ($10 million AUD). The first $4.05 million ($5 million AUD) in liquidated damages is split evenly amongst Kamco and certain subcontractors. The next $4.05 million ($5 million AUD) is apportioned based on responsibility for the delay. Based on performance to date and our current estimated timeline for the Victoria TTA contract, the TTA could claim prepayment of estimated liquidated damages up to the maximum of $8.1 million ($10 million AUD). The amount of prepaid estimated liquidated damages, if any, would be allocated between Kamco and its subcontractors as described above.

The Victoria TTA contract also requires that Kamco provide security and performance bonds in the amount of $24.2 million ($30 million AUD) during the two-year Build phase and in the amount of $12.1 million ($15 million AUD) during the 12-year term. One of the banks associated with our credit facility issued a $36.3 million ($45 million AUD) letter of credit dated July 14, 2005 against our credit facility in fulfillment of the security and performance bonds. Keane has guaranteed performance and payment by Kamco in the event that Kamco is unable to complete the work or meet its payment obligations.

Under EITF No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables,” in order to account for the deliverables within a contract separately, all delivered items must have standalone value, the vendor must have objective and reliable evidence of fair value of the undelivered item(s) and if the client has a general right of return relative to the delivered item, delivery or performance of the undelivered items must be probably and substantially within the vendor’s control. We have concluded that objective evidence of fair value does not exist for all of the elements within the Operate phase. Accordingly, the elements within the Build and Operate phases cannot be separated into multiple units of accounting and therefore must be accounted for as a single unit of accounting. As a result, we are deferring all revenues and costs directly associated with the delivery of services during the Build phase and we will recognize all revenues and direct costs for the contract over the 10-year period of the Operate phase, currently estimated to begin by the Fourth Quarter of 2007.

For the three months ended March 31, 2007 and 2006, respectively, we deferred all revenues and costs directly associated with the delivery of products and services and expensed approximately $0.4 million and $0.7 million, respectively, in indirect costs. The deferred long-term revenue consists of cash payments received from the TTA from inception to date. As of March 31, 2007 and December 31, 2006, there was approximately $31.8 million ($39.3 million AUD) and $24.9 million ($31.6 million AUD), respectively, of deferred long-term revenue and approximately $51.4 million ($63.6 million AUD) and $37.0 million ($47.0 million AUD), respectively, of deferred costs included in the accompanying preliminary unaudited condensed consolidated balance sheets. See Note 14 “Segment Information” for a discussion on the determination of reportable segments.

PacifiCare

On December 20, 2005, UnitedHealth Group Incorporated, an affiliate of United HealthCare Services, Inc. (“United HealthCare”), completed its acquisition of PacifiCare. On January 20, 2006, we entered into a five-year master services agreement with United HealthCare effective January 1, 2006. Simultaneously, we and PacifiCare terminated our Information Technology Services Agreement, dated January 11, 2002, effective January 1, 2006. Our original Information Technology Services Agreement with PacifiCare provided for an outsourcing arrangement with a 10-year term and $500 million in contract value. As a result of the ending of the original agreement with PacifiCare we received the first of two payments in the amount of $5.05 million in July 2006,

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

which is being recognized over the 18-month period from January 1, 2006 to June 30, 2007. The second installment payment of $5.05 million will be received on July 30, 2007 and will be recognized at such time the amount becomes due in management’s judgment. If additional services are procured pursuant to the master services agreement, any remaining portion of the payments will be recognized over the period such services are provided. Under the new master services agreement with United HealthCare we will receive approximately $21 million for a specified level of services provided from January 1, 2006 through June 30, 2007. During the three months ended March 31, 2007 and March 31, 2006, we recognized $3.0 million and $8.7 million, respectively, in revenues under the new master services agreement, which includes a portion of the first installment payment.

Note 8.   Pension Plan

Our United Kingdom (“UK”) defined benefit plan (“DBP”) provides pension benefits to employees of our UK subsidiary who were active on August 4, 1999, and not to employees who joined after that date. Benefits under the UK DBP are based on the employees’ compensation and service.  Our policy is to fund amounts required by applicable government regulations.  The measurement date for the UK DBP is December 31.

As a result of the availability of more recent measurements of both the plan assets and obligations under the UK DBP, during the three months ended March 31, 2007, we recorded a net decrease to the required minimum liability under the UK DBP of approximately $0.2 million through Accumulated other comprehensive loss.  As of March 31, 2007 and December 31, 2006, the unfunded UK pension liability was approximately $16.5 million and $16.6 million, respectively, and is recorded in Other long-term liabilities in the accompanying preliminary unaudited condensed consolidated balance sheets. As a result of legislation in the UK, we agreed with the trustees of the UK DBP to increase the employer contributions in 2007 and in the future based on the financial performance of the UK subsidiary. Expected employer contributions for 2007 are approximately $0.4 million, but could increase based on the financial performance of the UK subsidiary.  In addition, we will incur a pension levy of approximately $0.5 million in 2007 that may increase in the future depending on funding levels of UK DBP.  Net periodic pension cost of the UK DBP for the three months ended March 31, 2007 and 2006 is presented as follows (dollars in thousands):

Three months ended March 31,	2007	2006
Service cost	$16	$14
Interest cost	662	513
Expected return on plan assets	(641)	(512)
Recognized actuarial loss	133	140
Net periodic pension cost	$170	$155

Note 9.   Business Acquisitions

Cresta Testing, Inc.

On June 1, 2005, we acquired Cresta Testing, Inc. (“Cresta”), a software testing company that specializes in managed services, test strategy and training, and functional and performance testing. In exchange for all of the outstanding capital stock of Cresta, we paid $0.6 million in cash, of which $60,000 was held back to secure indemnification obligations of the Cresta stockholders. We also agreed to pay up to an additional $0.5 million in earn-out consideration over two years from the acquisition date, contingent upon the achievement of certain future financial targets. The earn-out consideration is also dependent on the employment of a certain Cresta employee; therefore, in accordance with SFAS No. 141 (“SFAS 141”), “Business Combinations,” we will record any additional earn-out consideration as compensation expense. The $60,000 held back was initially deposited as restricted cash and in September 2006 was delivered to the former Cresta shareholders. The acquisition has been accounted for under the purchase method in accordance with SFAS 141 and SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” The total cost of the acquisition through March 31, 2007 was $0.6 million, which included net assets acquired of approximately $0.4 million. Total assets acquired of $0.7 million consisted primarily of cash of $0.1 million and accounts receivable of $0.6 million. The purchase price allocation was finalized as of December 31, 2005. The operating results of Cresta were included in our preliminary unaudited consolidated statement of operations beginning June 2, 2005.

netNumina Solutions, Inc.

On February 28, 2005, we acquired netNumina Solutions, Inc. (“netNumina”), a software development company based in Cambridge, Massachusetts that specialized in technology strategy, architecture, and custom development, to enhance our capabilities in Development and Integration services. In exchange for all of the outstanding capital stock of netNumina, we agreed to pay $5.7 million, of which $0.6 million was held back to secure indemnification obligations of the netNumina stockholders. As of

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

September 30, 2005, we had paid the $5.1 million not held back and during the First Quarter of 2006, the $0.6 million held back was delivered to the former netNumina shareholders. The acquisition was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. The total cost of the transaction through March 31, 2007 was $4.8 million, which included net assets of approximately $5.2 million. Total assets acquired of $7.8 million consisted primarily of cash of $4.6 million and accounts receivable of $2.3 million. In connection with the purchase price allocation we recorded a $0.5 million fair value adjustment to reduce property and equipment that resulted from an excess book value of the assets acquired over the purchase price and recorded deferred tax assets of $2.0 million. As a result, we have not recorded any goodwill or intangible assets in connection with this acquisition. The valuation and purchase price allocation were finalized as of December 31, 2005. The operating results of netNumina were included in our preliminary unaudited consolidated statements of income beginning March 1, 2005.

At the date of the acquisition of netNumina, we entered into a plan to reduce its workforce by eight non-billable employees. As a result, we initially recorded a restructuring liability of $1.0 million related to severance, all of which was paid as of March 31, 2006. In accordance with EITF Issue No. 95-3 (“EITF 95-3”), “Recognition of Liabilities in Connection with a Purchase Business Combination,” these costs, which were not associated with the generation of future revenues and had no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

Fast Track Holdings Limited

On July 13, 2004, we acquired Fast Track Holdings Limited (“Fast Track”), a privately held consulting firm based in the United Kingdom that manages the design, integration, and deployment of large-scale SAP implementations. In exchange for all of Fast Track’s outstanding capital stock, we paid approximately $3.4 million in cash, which included transaction costs and $0.6 million which was held in escrow to secure indemnification obligations of the Fast Track shareholders. We also agreed to pay up to an additional approximately $5.0 million in earn-out consideration over the two years from acquisition, contingent upon the achievement of certain future financial targets. We delivered the hold back to the former Fast Track shareholders in August 2006. Based on Fast Track’s financial results through July 31, 2005, the first earn-out totaling approximately $2.0 million was not achieved. Payment for earn-out consideration earned through July 31, 2006, could have been up to approximately $2.9 million, but based on the financial performance through July 2006, the second earn-out was not achieved. The acquisition was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. The portion of the purchase price related to the intangible assets was finalized and identified utilizing standard valuation procedures and techniques. The total cost of the acquisition through March 31, 2007 was $4.1 million, which included net assets acquired of approximately ($0.2) million, goodwill of approximately $3.1 million and intangible assets of approximately $1.1 million, the majority of which was amortized on a straight-line basis over two years, and approximates the expected period of benefit. Total assets acquired of $2.1 million consisted primarily of accounts receivable of $1.9 million. The operating results of Fast Track were included in our preliminary unaudited consolidated statement of operations beginning July 14, 2004.

At the date of acquisition, we entered into a plan to exit certain activities, to consolidate facilities and to implement a workforce reduction. As a result, we recorded a restructuring liability of $0.3 million related to the lease obligations and certain other costs for those facilities and $0.1 million related to severance and retention, all of which was paid as of December 31, 2005. In accordance with EITF 95-3, these costs, which are not associated with the generation of future revenues and have no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

Nims Associates, Inc.

On February 27, 2004, we acquired Nims Associates, Inc. (“Nims”), an information technology and consulting services company with offices in the Midwest and Advanced Development Centers (“ADCs”) in Indianapolis and Dallas, to expand our client base, primarily in the financial and insurance industries. In exchange for all of Nims’ outstanding capital stock, we paid $18.2 million in cash to the shareholders of Nims, with the potential to pay up to an additional $15.0 million in earn-out consideration over the three years following the acquisition, contingent upon the achievement of certain future financial targets. The acquisition was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. The additional payments for earn-out consideration were accounted for as additional purchase price. The first earn-out was achieved as of March 1, 2005 and, as a result, we paid $3.3 million in earn-out consideration in April 2005 and recorded a corresponding increase in Goodwill. Based on the financial performance as of December 31, 2005, the second earn-out of $3.3 million was also achieved and paid in April 2006. As of December 31, 2006, based on the financial performance as of December 31, 2006, the final earn-out of $8.3 million was achieved or was certain to be achieved and was included in accrued expenses and other liabilities. We paid the $8.3 million earn-out in April 2007. The total cost of the acquisition through March 31, 2007 was $37.8 million, which includes net assets acquired of approximately $5.4 million, goodwill of approximately $25.4 million and intangible assets of $7.0 million. The intangible assets are primarily amortized on a straight-line basis over 10 years, which approximates the expected period of benefit. Total assets acquired of $8.8 million consisted primarily of

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

accounts receivable of $5.6 million. The portion of the purchase price related to the intangible assets was finalized and identified by utilizing standard valuation procedures and techniques.

At the date of acquisition, we entered into a plan to exit certain activities, to consolidate facilities and to implement a workforce reduction of 22 non-billable employees. As a result, we recorded a restructuring liability of $1.3 million related to the lease obligations and certain other costs for those facilities and $0.3 million related to severance and retention, of which all of the severance was paid and $1.0 million for the lease obligations was paid as of March 31, 2007. In accordance with EITF 95-3, these costs, which were not associated with the generation of future revenues and had no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. As of March 31, 2007, the remaining liability associated with the lease obligation costs was approximately $0.3 million.

Keane Worldzen

On October 17, 2003, we acquired a controlling interest in Keane Worldzen Inc. (“Keane Worldzen”), a privately held Business Process Outsourcing (“BPO”) firm. In connection with the acquisition, we paid $9.0 million to acquire the Series A preferred shares of Worldzen Holdings Limited held by an unrelated third party. We contributed to Keane Worldzen our Worldzen Holdings Limited shares, $4.3 million in cash and certain assets of our Keane Consulting Group (“KCG”), our business consulting arm. This transaction was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. As a result of the initial transaction, we owned approximately 62% of Keane Worldzen’s outstanding capital stock. The former majority shareholders of Worldzen Holdings Limited contributed their Worldzen Holdings Limited shares to Keane Worldzen in exchange for approximately 38% of Keane Worldzen’s outstanding capital stock and are currently members of Keane Worldzen’s management. The assets and liabilities contributed to Keane Worldzen were recorded in relation to each shareholder’s ownership percentage in Keane Worldzen as follows: (i) carryover basis related to assets and liabilities contributed to Keane Worldzen for which the individual shareholder had a prior interest; and (ii) fair value for assets and liabilities for which an individual shareholder had no prior interest. The acquisition was intended to strengthen our position in the BPO market. As a result, we initially recorded goodwill of approximately $13.8 million in the accompanying preliminary unaudited condensed consolidated balance sheets.

On April 1, 2005, we increased our equity position in Keane Worldzen pursuant to the purchase option discussed below to approximately 81% with an additional capital contribution of approximately $5.0 million in cash and $3.0 million from the conversion of existing cash advances to equity. We purchased approximately 36.0 million shares at a cost of approximately $.22 per share. As a result of the additional capital contribution, we continue to consolidate the results of Keane Worldzen, but are also able to consolidate its results for tax purposes beginning April 1, 2005. Upon our additional capital contribution, the minority interest shareholders owned approximately 19% of the issued and outstanding capital stock of Keane Worldzen. In December 2005, the minority shareholders executed their right under the first put option to require us to purchase approximately 5% of their shares for a stated value of $2.8 million as discussed below. As a result, we paid the $2.8 million for an additional 5% ownership interest associated with the first put option and as of March 31, 2007, own approximately 86% of the issued and outstanding capital stock of Keane Worldzen.

In connection with our acquisition of a controlling interest in Keane Worldzen in October 2003, we obtained the right to purchase certain of the remaining shares held by the minority shareholders of Keane Worldzen at different times during 2006 to 2009 (“call options”) and the right to acquire additional shares directly from Worldzen at a fixed price stated at the acquisition date through 2005 (“purchase option”). Our purchase option allowed us to purchase additional shares directly from Worldzen to obtain up to 80% of the total outstanding shares of Worldzen through December 31, 2005. Our first call option was exercisable during the period from January 1, 2006 to December 31, 2006, was based on the same fixed price as is the purchase option and allowed us to acquire up to 80% of the total outstanding shares of Worldzen upon exercise. The fair value of the purchase and first call option, using a Black-Scholes valuation model, was approximately $3.8 million and was recorded at the original acquisition date. During 2005, we acquired 80% of the outstanding shares of Keane Worldzen through the exercise of the purchase option and reclassified the value of the purchase and first call option to goodwill. The other call options are exercisable at the fair market value of the underlying shares to obtain specified ownership levels during the call periods, which are exercisable at certain times during the period January 1, 2007 through December 31, 2009. Since these other call options can only be exercised at the fair value of the underlying shares, no amounts have been recorded for these call options in our preliminary unaudited condensed consolidated financial statements.

Also in connection with the acquisition, the minority shareholders were given the right to require us to purchase certain of their remaining shares at various times (“put options”) subject to the achievement of certain operating and financial milestones related to Keane Worldzen’s business performance. The first put option, the term of which was October 17, 2003 through December 31, 2005, was exercisable based on a stated value for the underlying shares of $2.8 million and was exercised and paid in December 2005. The fair value of this put option, using a Black-Scholes valuation model, was approximately $279,000 at the acquisition date and was recognized as compensation expense in the accompanying preliminary unaudited condensed consolidated financial statements through

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

December 31, 2005. The other put options are exercisable at fair market value for the underlying shares at certain times during the period January 1, 2008 through March 1, 2010. Because these other put options can only be exercised at the fair value of the underlying shares, no amounts have been recorded as of March 31, 2007 for these put options in our preliminary unaudited condensed consolidated financial statements.

The results of operations of these acquired companies have been included in our preliminary unaudited condensed consolidated statements of income from the dates of acquisition. The excess of the purchase price over the fair value of the net assets has been allocated to identifiable intangible assets and goodwill. Identifiable intangible assets associated with these acquisitions are being amortized on a straight-line basis over periods ranging from two to 10 years and approximate the expected periods of benefit.

Note 10.   Restructurings

Workforce reductions

All of our restructuring charges relate to the Professional Services reportable segment.

During 2006, we implemented a multi-faceted internal reorganization. Our goals in implementing the transformation included: the replacement of our current regional operations structure with an overlapping structure including regional client relationship organizations, delivery organizations based on global practices and vertical industry expertise, and global shared services for sales and human resources, aimed at lowering cost.

During the First Quarter ended March 31, 2007, we reevaluated our estimates recorded for the restructuring charges taken during 2006 and described below, and as a result recorded a net expense reduction of $0.1 million.  Cash expenditures during the First Quarter of 2007 related to the restructuring charges taken in 2006 were $0.1 million.  As a result, as of March 31, 2007, the remaining balance related to these charges was zero.

During the First Quarter of 2006 we reduced our workforce at certain locations by 53 employees, most of whom had an expected termination date in the First Quarter of 2006. The employees affected in the reduction were both non-billable and billable and we believe were employees whose roles could be reduced based upon the current business needs in their respective locations. As a result, we recorded approximately $1.3 million for severance costs in the accompanying preliminary unaudited condensed consolidated financial statements. Of this amount, approximately $0.5 million related to personnel in the UK and approximately $0.8 million related to personnel from the U.S. Cash expenditures that related to this workforce reduction during the three months ended March 31, 2006 were $0.8 million.

During the Second Quarter of 2006, in connection with the transformation, we reduced our workforce at certain locations by 59 employees, most of whom had an expected termination date in the Second and Third Quarters of 2006. The employees affected in the reduction were non-billable and billable and we believe were employees whose roles could be reduced based upon the current business needs in their respective locations.  As a result, we recorded approximately $1.4 million for severance costs during the Second Quarter ended June 30, 2006 in the accompanying preliminary unaudited condensed consolidated financial statements.    As of March 31, 2007, there was no remaining reserve balance related to this charge.

During the Third Quarter ended September 30, 2006, we reduced our workforce by seven employees who had expected termination dates in the Fourth Quarter of 2006 due to our transformation.  The employees affected in the reductions were all non-billable and we believe were employees whose roles could be reduced based upon the current business needs in their respective locations.   As a result, we recorded approximately $0.1 million of severance costs.  As of March 31, 2007, there was no remaining liability related to this charge.

In connection with the netNumina acquisition discussed in Note 9 “Business Acquisitions”, we entered into a plan to reduce the workforce by eight employees, most of whom had an expected termination date in the Second Quarter of 2005. The employees affected in the reduction were non-billable personnel whose responsibilities have been integrated into our existing operations to realize the synergies of the two operations. We recorded a liability of $1.0 million associated with severance and other termination benefits and the plan was complete as of September 30, 2005. In accordance with EITF 95-3, these costs were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.  Cash expenditures related to netNumina severance costs during the three months ended March 31, 2007 and 2006 were $0 and $0.2 million, respectively. As of March 31, 2007, there is no remaining liability related to this charge.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Branch office closures

During the Fourth Quarter of 2006, we accrued $0.5 million for the restructuring of real estate locations that we vacated. Also during the Fourth Quarter of 2006, we performed an evaluation of our restructuring balance for properties restructured in prior periods and determined we had approximately $0.2 million of net excess cost accrued due to early lease terminations, lower facility costs and unanticipated subleases.  As a result, we recorded a $0.2 million expense reduction during the Fourth Quarter of 2006.  Cash expenditures for the three months ended March 31, 2007 related to the 2006 property restructuring were $0.1 million, net of sublease income of $0.1 million.  As of March 31, 2007 and December 31, 2006, the remaining reserve balances were $0.4 million and $0.5 million, respectively.

During December 2005, in accordance with SFAS 146, we accrued $0.6 million for a restructuring of one of our real estate locations that we vacated. Also during the Fourth Quarter of 2005, we performed an evaluation of our restructuring balances for properties restructured in prior periods and determined we had approximately $0.6 million in excess cost over our current needs. This change in estimate was a result of negotiating early lease terminations, obtaining a subtenant, or lower facility costs. The net impact of these actions did not have an effect on our preliminary unaudited condensed consolidated statement of income. Cash expenditures for the three months ended March 31, 2007 and 2006 related to the 2005 property restructuring were $0 and $0.1 million, respectively. As of March 31, 2007 and December 31, 2006, the remaining reserve balances were $0.1 million for each period.

During December 2004, in accordance with SFAS 146, we accrued $2.3 million for a restructuring of one of our real estate locations that we vacated. During the Fourth Quarter of 2004, we performed an evaluation of our restructuring balances for properties restructured in prior periods and determined that we had excess costs accrued of $2.4 million, as a result of negotiating early lease terminations or obtaining a subtenant. The net impact of these actions resulted in a net expense reduction to the restructuring charge of $0.1 million in the Fourth Quarter of 2004 in our preliminary unaudited condensed consolidated statement of income. Cash expenditures during the three months ended March 31, 2007 and 2006 related to the 2004 property restructurings totaled approximately $0.1 million for both periods, net of sublease income of approximately $0.1 million for each period.   As of March 31, 2007 and 2006, the remaining reserve balances were $1.5 million for each period.

In connection with the Nims acquisition noted above, we entered into a plan to exit certain activities and to consolidate certain facilities. As a result, we recorded an initial restructuring liability of $1.4 million related to the lease obligation and certain other costs for eight facilities. During the Fourth Quarter of 2004, we revised our original estimate for Nims-related lease obligations and reduced the accrual by $0.1 million. In accordance with EITF 95-3, these costs, which were not associated with the generation of future revenues and had no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Additionally, during the Fourth Quarter of 2006, we performed an evaluation of our restructuring balance for properties restructured in prior periods and determined that we had excess costs accrued of $0.1 million due to early lease terminations, lower facility costs and unanticipated subleases, which resulted in a net expense reduction and was reflected in our preliminary unaudited condensed consolidated statement of income for the period.  Cash expenditures for the three months ended March 31, 2007 and March 31, 2006 related to all Nims-related branch office closings totaled approximately $0.1 million for each period, which is net of approximately $0.1 million, for each period, of sublease payments received. As of March 31, 2007 and December 31, 2006, the remaining reserve balance was $0.3 million for each period.

During December 2003, in accordance with SFAS 146, we accrued $0.9 million for a restructuring of two of our real estate locations from which we no longer were receiving economic benefit. Additionally, during the Fourth Quarter of 2003, we performed an evaluation of our restructuring balances for properties restructured in prior periods and determined as a result of negotiating early lease terminations or obtaining a subtenant we had approximately $1.0 million in excess costs accrued. In prior years, in accordance with EITF Issue No. 94-3 (“EITF 94-3”), “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring),” we performed reviews of our business strategy and concluded that consolidating some of our branch offices was key to our success.  Cash expenditures for the three months ended March 31, 2007 and March 31, 2006 for all branch office closings relating to restructuring charges in 2003 and prior years were $0.1 million and $0.4 million, respectively, which is net of approximately $0.2 million for each period, of sublease payments received. As of March 31, 2007 and December 31, 2006, the total remaining reserve balance for branch office closings relating to restructuring in 2003 and prior years was $1.4 million and $1.5 million, respectively.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

The activity for the three months ended March 31, 2007 and 2006 associated with restructuring charges is as follows (in thousands, except per share data):

	January 1, 2006 Balance	Cash Expenditures, Net	Charges in Fiscal 2006	March 31, 2006, Balance
Branch office closures and other expenditures by year of action

2000	$78	$(9)	$—	$69
2001	243	(18)	—	225
2002	1,935	(358)	—	1,577
2003	15	—	—	15
2004	2,588	(108)	—	2,480
2005	581	(128)	—	453
	5,440	(621)	—	4,819
2005 Workforce reduction	164	(164)	—	—
2006 Workforce reduction	—	(820)	1,271	451

Total Restructuring Balance	$5,604	$(1,605)	$1,271	$5,270

	January 1, 2007 Balance	Cash Expenditures, Net	Charges in Fiscal 2007	March 31, 2007, Balance
Branch office closures and other expenditures by year of action

2000	$9	$—	$—	$9
2001	46	3	—	49
2002	1,398	(73)	—	1,325
2003	12	—	—	12
2004	1,845	(116)	—	1,729
2005	67	—	—	67
2006	487	(106)	—	381
	3,864	(292)	—	3,572
2006 Workforce reduction	134	(69)	(61)	4

Total Restructuring Balance	$3,998	$(361)	$(61)	$3,576

The restructuring balance is included in current accrued restructuring and accrued long-term restructuring costs in the accompanying preliminary unaudited condensed consolidated balance sheets.

Note 11.   Convertible Subordinated Debentures

In June 2003, we issued in a private placement $150.0 million principal amount of 2.0% Convertible Subordinated Debentures due 2013. The Debentures are unsecured and subordinated in right of payment to all of our senior indebtedness. The Debentures accrue regular interest at a rate of 2.0% per year. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2003. Beginning with the six-month interest period commencing June 15, 2008, we will pay additional contingent interest during any six-month interest period if the trading price of the Debentures for each of the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the Debentures. During any interest period when contingent interest is payable, the contingent interest payable per $1,000 principal amount of Debentures will equal 0.35% calculated on the average trading price of $1,000 principal amount of Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in arrears.

The Debenture holders have the right to require us to repurchase all or a portion of their Debentures on June 15, 2008. The Debenture holders may also require us to repurchase all or a portion of their Debentures upon a designated event, as defined in the indenture governing the Debentures. To the extent the Debentures are redeemed, we would be required to pay the related deferred taxes, which have been recorded as of March 31, 2007 and were approximately $17.9 million. In addition, on or after June 15, 2008, we may, by providing at least 30-day notice to the holders, redeem any of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures, plus accrued interest and unpaid interest, if any, and liquidated damages, if any, to, but excluding, the redemption date.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 54.4989 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $18.349 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (a) during any fiscal quarter commencing after September 30, 2003, and only during such fiscal quarter, if the closing sale price per share of our common stock exceeds 120% of the conversion price (approximately $22.019) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (b) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of that period was less than 98% of the product of the closing sale price per share of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (c) if the Debentures have been called for redemption; or (d) upon the occurrence of specified corporate transactions. In addition, if the Merger is completed, the Debenture holders will have the right to redeem any of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures. See Note 5 “Earnings Per Share” for further discussion of the Debentures.

See Note 2 “Significant Transactions” for a discussion of the impact on our obligations relating to the Debentures of not timely filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC and any restatement of our financial statements as a result of the ongoing stock option review.

Debt issuance costs related to the debentures were approximately $4.4 million and are included in Other assets, net, in the accompanying preliminary unaudited condensed consolidated balance sheets. These costs are being amortized to interest expense over five years. As of March 31, 2007 and December 31, 2006, the unamortized debt issuance costs were approximately $1.1 million and $1.3 million, respectively.

Note 12.   Capital Stock

On October 24, 2006, we announced the approval by our Board of Directors of the repurchase of 3.0 million shares of our common stock pursuant to a stock repurchase program (“the October 2006 Program”). The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased will be determined by our management based on its evaluation of market and economic conditions and other factors. Unless terminated earlier by resolution of our Board of Directors, the October 2006 Program will expire upon the earlier of the date we repurchase all shares authorized for repurchase thereunder or October 23, 2007.

Between May 1999 and March 31, 2007, we invested approximately $324.0 million to repurchase approximately 25.9 million shares of our common stock under 13 separate authorizations.  During the three months ended March 31, 2007, there were no shares of common stock repurchased. See “PRELIMINARY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – LIQUIDITY AND CAPITAL RESOURCES” for further discussion on share repurchases.

During the three months ended March 31, 2007, a total of 88,223 shares of our common stock were exercised or purchased by participants under our stock option plans, ESPP and UK ESPP. In addition, we granted 200,000 shares of restricted stock during the three months ended March 31, 2007 to our new Chief Executive Officer in accordance with the terms of that individual’s employment agreement.

Note 13.   Related Parties, Commitments, and Contingencies (See Note 2 “Significant Transactions”)

Related Party Transactions

Our principal executive office is located at 100 City Square in Boston, Massachusetts (the “New Facility”). In October 2001, we entered into a lease with Gateway Developers LLC (“Gateway LLC”) for a term of 12 years, pursuant to which we agreed to lease approximately 95,000 square feet of office and development space in the New Facility. We lease approximately 57% of the New Facility and the remaining 43% is, or will be, occupied by other tenants. John Keane Family LLC is a member of Gateway LLC. The members of John Keane Family LLC are trusts for the benefit of John F. Keane, Chairman of our Board of Directors, and his immediate family members.

On October 31, 2001, Gateway LLC entered into a $39.4 million construction loan with Citizens Bank of Massachusetts (the “Gateway Loan”) in connection with the New Facility and an adjacent building located at 20 City Square, Boston, Massachusetts. John Keane Family LLC and John F. Keane are each liable for certain obligations under the Gateway Loan if and to the extent

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Gateway LLC requires funds to comply with its obligations under the Gateway Loan. In June 2005, the Gateway Loan was refinanced to a non-recourse permanent loan with CitiGroup.

We began occupying the New Facility and making lease payments in March 2003. Based upon our knowledge of lease payments for comparable facilities in the Boston area, we believe that the lease payments under the lease for the New Facility, which will be approximately $3.2 million per year ($33.00 per square foot for the first 75,000 square feet and $35.00 per square foot for the remainder of the premises) for the first six years of the lease term and approximately $3.5 million per year ($36.00 per square foot for the first 75,000 square feet and $40.00 per square foot for the remainder of the premises) for the remainder of the lease term, plus specified percentages of any annual increases in real estate taxes and operating expenses, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party. Lease payments to Gateway LLC during the three months ended March 31, 2007 and 2006 were each approximately $0.9 million.

In view of these related party transactions, we concluded that, during the construction phase of the New Facility, the estimated construction in progress costs for the New Facility would be capitalized in accordance with EITF Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction.” A liability in the same amount was included in the caption “Accrued long-term building costs” in the accompanying preliminary unaudited condensed consolidated balance sheets. For purposes of the preliminary unaudited condensed consolidated statements of cash flows, we characterized this treatment as a non-cash financing activity.

As a result of the completion of the construction phase and our current occupancy, the related capitalized costs are now classified as “Building” and are included in property and equipment, net, in the accompanying preliminary unaudited condensed consolidated balance sheets. A liability for the same amount appears as accrued expenses and other liabilities and accrued long-term building costs, representing our short and long-term components. The costs of the building are being amortized on a straight-line basis over a 39-year useful life. Additionally, the obligation will be reduced over the life of the lease at an interest rate of 8.67%. The net effect of the amortization that is included in the operating results approximates the rent expense resulting from the contractual payments we are required to make under the lease.

In February 1985, we entered into a lease, which subsequently was extended to a term of 20 years, with City Square Limited Partnership (“City Square”), pursuant to which we leased approximately 34,000 square feet of office and development space in a building located at Ten City Square, in Boston, Massachusetts. As of December 31, 2005, we leased approximately 88% of this building and the remaining 12% was leased by other tenants. John F. Keane, Chairman of our Board of Directors, and Philip J. Harkins, a member of our Board of Directors, are limited partners of City Square. Based upon our knowledge of lease payments for comparable facilities in the Boston area, we believe that the lease payments under this lease, which were approximately $1.0 million per year ($30.00 per square foot) at the end of the lease term (which expired in February 2006), plus specified percentages of any annual increases in real estate taxes and operating expenses, which were approximately $0.2 million per year, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party. As a result of our occupancy of the New Facility (as described above), we vacated and obtained a subtenant for approximately 17% of Ten City Square.

As a result of the vacancy at Ten City Square in December 2002, we reserved the remaining lease payments due to City Square for the remainder of the lease term, resulting in a charge of approximately $3.9 million in the Fourth Quarter of 2002. In February 2006, our lease for Ten City Square expired and the building was sold to a third party. During 2006, we made lease payments for the remaining balance of approximately $0.2 million, and as of December 31, 2006 and March 31, 2007, there was no remaining reserve balance.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” as amended by FASB Interpretation No. 46(R) (“FIN 46(R)”) in December 2003, which requires the consolidation of a variable interest entity, as defined, by its primary beneficiary. Primary beneficiaries are those companies that are subject to a majority of the risk of loss or entitled to receive a majority of the entity’s residual returns, or both. In determining whether it is the primary beneficiary of a variable interest entity, an entity with a variable interest shall treat variable interests in that same entity held by its related parties as its own interests.

We have evaluated the applicability of FIN 46(R) to our relationship with each of City Square and Gateway LLC and determined that we are not required to consolidate these entities within our preliminary unaudited condensed consolidated financial statements. We have determined that Gateway LLC is not a variable interest entity as the equity investment is sufficient to absorb the expected losses and the holders of the equity investment do not lack any of the characteristics of a controlling interest. We have concluded that as we no longer occupy the space at Ten City Square and no longer derive any benefit from leasing the space, we would not be determined to be the related party most closely associated with City Square. As a result, we will continue to account for our leases with City Square and Gateway LLC consistent with our historical practices in accordance with generally accepted

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

accounting principles. We believe that we do not have an interest in any variable interest entities that would require consolidation.

Commitments and Contingencies

We lease the New Facility from Gateway LLC as described above. We lease additional office space and apartments in approximately 56 locations in North America, the UK, Australia and India under operating leases, some of which may be renewed for periods up to five years, subject to increased rental fees.

We are a guarantor with respect to a line of credit for Innovate EC, an entity in which we acquired a minority equity position as a result of a previous acquisition. The total line of credit is for $600,000. We guarantee $300,000 of this obligation. The line is subject to review by the lending institution. We would be required to meet our guarantor obligation in the event the lending institution refuses to extend the credit facility and Innovate EC is unable to satisfy its obligation.

In February 2003, we entered into a $50.0 million unsecured revolving credit facility (the “credit facility”) with two banks. The terms of the credit facility required us to maintain a maximum total funded debt and other financial ratios. Between June 2003 and July 2005, we and the two banks amended certain provisions of the credit facility including the allowable limit for letters of credit within the total facility and for the purposes of issuing a letter of credit to satisfy bank guarantees with respect to the Victoria TTA contract with the State of Victoria, Australia. One of the banks issued $36.3 million ($45 million AUD) letters of credit dated July 14, 2005 against our credit facility in connection with our Victoria TTA contract. This credit facility was terminated in connection with the execution of our new credit facility on September 15, 2005, described below.

On September 15, 2005, we entered into a five-year revolving credit facility (the “new credit facility”) with a syndicate of banks (the “lenders”) in the amount of $200.0 million, plus an additional amount of up to $50.0 million subject to certain terms and conditions (the “loan amount”). The new credit facility has various nonfinancial and financial covenants, which include a total leverage ratio, a senior leverage ratio and a quick ratio. Our borrowing capacity is based on certain financial ratios as defined under the new credit facility. The new credit facility replaced our previous $50.0 million unsecured revolving credit facility. Pursuant to the new credit facility, we may borrow funds from the lenders up to the loan amount with a $50.0 million sub limit for letters of credit. During the First Quarter of 2006, we amended the new credit facility to allow for certain foreign currency hedging at the subsidiary level. On April 12, 2007, we amended the new credit facility to, among other things, extend the delivery period for our audited financial statements with the SEC and to permit the delivery of unaudited quarterly financial statements that are qualified with respect to our ongoing review of our stock option grants and stock option practices. See Note 2 “Significant Transactions” for further discussion of the terms of the amendment. The annual commitment fee payable quarterly is at an initial rate of 0.20% per annum on the unused amount of revolving credit commitments, subject to adjustment based on a senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 0.25%. To the extent there are letters of credit outstanding under the new credit facility, we will pay the administrative agent a letter of credit fee, initially 1.0% annually, subject to adjustment based on the senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 1.5%. In connection with the new credit facility, we paid $1.3 million in related debt issuance costs. Our borrowing capacity is based on certain financial ratios as defined in the new credit facility. On April 12, 2007, the new credit facility was amended. Based on the preliminary unaudited condensed consolidated financial statements as of March 31, 2007 and the amended credit agreement and merger agreement amendment, there was approximately $79.8 million available for borrowing, which is restricted primarily for repayment of our debentures. The amount available for borrowing is calculated after considering $37.2 million outstanding letters of credit and certain financial ratios. These letters of credit include the $36.3 million ($45 million AUD) letter of credit issued in July 2005 against our previous credit facility in connection with our Victoria TTA contract. See Note 2 “Significant Transactions” for a discussion of the impact on our obligation under the new credit facility of not timely filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC, for further discussion of the amended credit agreement and merger agreement amendment, and any restatement of our financial statements as a result of the ongoing stock option review.

In connection with the Nims acquisition, as of December 31, 2006, the remaining earn-out of $8.3 million was achieved or certain to be achieved and therefore was accrued as of that date with a corresponding increase to Goodwill. We paid this amount in April 2007.

Guarantees and Indemnifications

In connection with certain contracts, we have been required to deliver security or performance bonds for the benefit of our clients. These bonds give the beneficiary the right to obtain payment from the issuer of the bond if certain specified events occur or fail to occur. In addition, we have various agreements in which we may be obligated to indemnify our clients or third parties with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

business under which we customarily agree to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. Typically, there are no specific dollar limits associated with indemnifications. In general, the term of the indemnifications will correspond to the contract term such that the harm or damage must occur during the contract period. Therefore, claims may be raised after completion of the contract associated with the indemnification provision, but the damage must have been caused during the contract term. As a prime contractor under certain contracts, we are responsible for the performance of our subcontractors and would be required to arrange for performance in the event the subcontractors failed to perform. However, we would retain our right to enforce the subcontracts and to seek damages for nonperformance from our subcontractors. A limited number of our contracts include liquidated damages provisions, which would require us to make per diem payments for late deliveries. Further, our obligations under these agreements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties, including our subcontractors, for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement.

Kamco has obligations under the Victoria TTA contract with respect to both project management and performance of subcontractors. There are numerous indemnification provisions within the Victoria TTA contract, some of which are customarily included through the normal course of business. We have agreed to hold TTA harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. As the prime contractor for the Victoria TTA contract, Kamco is the beneficiary of corresponding indemnifications from its subcontractors. Subject to a number of exclusions, Kamco’s maximum liability is capped at $80.7 million ($100 million AUD). Under the Victoria TTA contract, liquidated damages, for which Kamco may be liable, are assessed at $40,374 ($50,000 AUD) per day for each day the specified phase completion is behind schedule, but are limited to $8.1 million ($10 million AUD). The first $4.05 million ($5 million AUD) in liquidated damages is split evenly amongst Kamco and certain subcontractors. The next $4.05 million ($5 million AUD) is apportioned based on responsibility for the delay. Based on performance to date and our current estimated timeline for the Victoria TTA contract, the TTA could claim prepayment of estimated liquidated damages up to the maximum of $8.1 million ($10 million AUD). The amount of prepaid estimated liquidated damages, if any, would be allocated between Kamco and its subcontractors as described above. In addition, we have a total of $36.3 million ($45 million AUD) letters of credit issued against the new facility as surety bonds to ensure due and proper performance of our obligations under the Victoria TTA contract.

Legal Matters

On September 29, 2006, we announced that Richard S. Garnick, former President of North American Services and Global Business Lines and a former member of our Office of the President, was dismissed for cause effective on that date. On October 3, 2006, Mr. Garnick filed a lawsuit in Suffolk Superior Court in the Commonwealth of Massachusetts against us and John Leahy, our Executive Vice President of Finance and Administration and Chief Financial Officer, asserting claims for breach of contract with damages of approximately $2.0 million, defamation, invasion of privacy, and tortious interference with contractual relations with unspecified damages. We intend to vigorously defend against the claim.

As disclosed in Note 2 “Significant Transactions” we entered into an Agreement and Plan of Merger dated February 6, 2007, as amended on April 12, 2007, by and among Keane, Caritor, Inc. (“Caritor”) and Renaissance Acquisition Corp., a wholly owned subsidiary of Caritor, providing for the acquisition of Keane by Caritor.

On February 13, 2007, a purported class action suit was filed in Massachusetts Superior Court by Susan Nichols, naming Keane and certain current and former directors as defendants.  The suit was amended on April 20, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, that the merger is unfair and inadequate and that certain of the disclosures contained in the proxy statement dated April 13, 2007 about the proposed merger are deficient.  The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

On February 14, 2007, a purported Keane shareholder, Henry C. Blaufox, filed a derivative and class action against Keane in the United States District Court for the District of Massachusetts. The suit was amended on April 18, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, violations of Section 14 of the Exchange Act, that certain of the disclosures contained in the proxy dated April 13, 2007 about the proposed merger are deficient, abuse of control, gross mismanagement, constructive fraud, corporate waste and unjust enrichment in connection with matters such as the merger and alleged stock option backdating.  The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

We intend to review the allegations of both suits and respond when it is appropriate.

As we announced on February 23, 2007, we received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We intend to cooperate with the SEC on this matter. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC’s inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement. Our Board of Directors has appointed a special committee of disinterested directors to initiate an inquiry into our stock option grants and practices. The special committee has retained independent legal counsel to assist in the inquiry. Refer to the explanatory note at the beginning of this Exhibit and Note 2 “Significant Transactions” for further information.

We are involved in other litigation and various legal matters, which have arisen in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition, results of operations, or cash flows.

Note 14.   Segment Information

Based on qualitative and quantitative criteria established by SFAS No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information,” we operate within two reportable segments: Professional Services and Transportation Ticketing Solutions. In these segments, we offer an integrated mix of end-to-end business solutions, such as Outsourcing, Development and Integration, and Other services. Keane delivers these services through an integrated network of regional profit centers in North America, the UK, and Australia and through ADC’s in the U.S., Canada and India. The Chief Operating Decision Maker (“CODM”) evaluates performance and determines the allocation of resources based on the operating profit or loss at the regional profit center level. Within Professional Services, each branch is set-up to deliver all of our service offerings and the expectation is to provide a consistent level of profitability with each offering type. No individual regional profit center meets the quantitative criteria established by SFAS 131 and therefore have been presented in one reportable segment.

With the entrance into the Transportation Ticketing Solution market in 2005 as a result of our entering into the Victoria TTA contract, we have determined that the economic characteristics of the services and the distinct client base would require a separate reportable segment. The expertise required for the development and management of the Victoria TTA contract is unique to its delivery. We have evaluated our provision of solutions and services under the Victoria TTA contract under the qualitative and quantitative criteria established by SFAS 131 and have concluded these services represent a new reportable segment, in addition to our existing reportable segment Professional Services. As of and for the three months ended March 31, 2007 and 2006, we have not recognized any revenues or direct costs for this segment. As of March 31, 2007 and December 31, 2006, there was approximately $1.6 million and $1.6 million, respectively, of property, plant and equipment associated with Kamco. For the three months ended March 31, 2007 and 2006, we recognized approximately $0.4 million and $0.7 million, respectively, in indirect expenses for this segment. As a result, we have not provided any additional segment data.

See Note 7 “Significant Contracts” for a discussion of the Victoria TTA contract.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

In accordance with the enterprise-wide disclosure requirements of SFAS 131, our geographic information is as follows (dollars in thousands):

	Three Months Ended March 31,
	2007	2006
Revenues:
Domestic	$215,841	$231,904
International
UK	9,531	7,207
Other	7,395	4,466
Subtotal	16,926	11,673
Total Revenues:	$232,767	$243,577

	At March 31,	At December 31,
	2007	2006
Property and Equipment, net:
Domestic	$57,903	$58,669
International
UK	173	176
Other	14,703	14,258
Subtotal	14,876	14,434
Total Property and : Equipment	$72,779	$73,103

Geographic revenues are presented net of intercompany revenues between the geographic locations. We have no single client that provides revenues that equal or exceed 10 percent of our consolidated revenues, except for the various agencies of the Federal Government, which represented an aggregate of approximately 12.4% and 10.7% of our consolidated revenues for the three months ended March 31, 2007 and 2006, respectively.  The total accounts receivable balance related to amounts owed to Keane by the various agencies of the Federal Government were approximately $22.6 million and $20.0 million as of March 31, 2007 and December 31, 2006, respectively. With the exception of the various agencies of the Federal Government, we had no single client that provided revenues that equaled or exceeded 10 percent of our consolidated revenues for the three months ended March 31, 2007 and 2006.

The information contained in these preliminary unaudited condensed consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock options grants and stock option practices and related accounting or other matters.

Item 2.   Preliminary Management’s Discussion and Analysis of Financial Condition and Results of Operations

AS DESCRIBED IN THE EXPLANATORY NOTE AT THE BEGINNING OF THIS EXHIBIT, THE PRELIMINARY UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW (PARTICULARLY WITH RESPECT TO STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS’ EQUITY) IS SUBJECT TO CHANGE DEPENDING ON THE FINDINGS OF OUR CURRENT REVIEW OF OUR STOCK OPTION GRANTS AND STOCK OPTION PRACTICES AND THE POTENTIAL RESTATEMENT OF OUR FINANCIAL STATEMENTS IN PRIOR PERIODS. REFER TO THE EXPLANATORY NOTE FOR IMPORTANT CAUTIONARY CONSIDERATIONS.

This Exhibit contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. For purposes of these Acts, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements in this Exhibit. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. There are a number of factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including without limitation the factors set forth in Item 1A under the caption “Risk Factors.”  These factors and the other cautionary statements made in this Exhibit should be read as being applicable to all related forward-looking statements wherever they appear in this Exhibit. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The following discussion and analysis should be read in conjunction with the preliminary unaudited condensed consolidated financial statements and related notes included elsewhere in this Exhibit and the preliminary unaudited condensed consolidated financial statements and related notes and the information under the heading “Preliminary Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2006 included in our Current Report on Form 8-K filed on April 13, 2007.

STRATEGY

Our mission is to help clients improve their business performance by providing world class IT and business process solutions through delivery excellence and thought leadership.  We believe that we can achieve this goal by helping clients transform their IT and business operations through the consistent delivery of high-value consulting, development, and outsourcing services. Specifically, we believe that applications services and business process services are large and synergistic growth markets, and that a significant business trend is corporations leveraging Application Outsourcing, Business Transaction Services (“BTS”), and global delivery to achieve meaningful cost reductions and business improvement. We believe that our depth of capability in each of these areas, along with our vertical expertise, strong client relationships and process management capabilities, position us well to capitalize on this market opportunity.

In support of this evolution in market demand, in 2006, we migrated Keane’s organizational structure from a geographic network of local branches to an integrated global matrix.  We continue to align client relationships and business development activities by geographic region, but our business solutions are now designed and delivered by globally integrated practices. We believe that this new organization better positions us to deliver high-value, transformational solutions that bundle vertical expertise, business process and applications services, intellectual property through a technology platform or a proprietary reference architecture, and cost effective global delivery. Moreover we expect it will increase our flexibility and scalability, eliminate redundancy and excess costs, and improve the career growth opportunities that we offer our employees.

OVERVIEW

Critical Accounting Policies

Income Taxes

To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We account for income taxes in accordance with SFAS No. 109 (“SFAS 109”), “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. In addition, income tax expense at interim reporting dates requires us to estimate our expected effective tax rate for the entire year. This involves estimating our actual current tax liability together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates.

We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. We have recorded a valuation allowance for the tax benefits of certain subsidiary net operating losses and the minimum pension liability.

Our policy is to establish reserves for taxes that may become payable in future years as a result of an examination by the tax authorities. In accordance with SFAS No. 5 (“SFAS 5”), “Accounting for Contingencies,” we establish the reserves based upon our assessment of exposure associated with permanent tax differences and interest expense applicable to both permanent and temporary difference adjustments. The tax reserves are analyzed periodically and adjusted as events occur to warrant the adjustment to the reserve. If we determine that we will require more or less of our reserves in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made. Circumstances that could cause our estimates of income tax expense to change include: the impact of information that subsequently becomes available as we prepare our tax returns; revision to tax positions taken as a result of further analysis and consultation; the actual level of pre-tax income; changes in tax rules, regulations, and rates; and changes mandated as a result of audits by taxing authorities.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 31, 2006.

We adopted the provisions of FIN 48 on January 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48.  On January 1, 2007, we recorded the cumulative effect of applying the provisions of FIN 48, which resulted in the recording of a $1.5 million decrease to the opening balance of our retained earnings.

As of the date of adoption, the total amount of unrecognized tax benefits totaled approximately $5.7 million, all of which, if recognized, would favorably affect our effective tax rate in any future period. We expect that approximately $0.5 million of unrecognized tax benefits could possibly be recognized due to a lapse of the statute of limitations for certain state issues over the next 12 months.

We recognize interest and penalties related to income tax liabilities in income tax expense in our preliminary unaudited condensed consolidated statements of operations, which is consistent with our historical policy. As of the date of adoption, we had approximately $0.6 million of accrued interest included in our preliminary unaudited condensed consolidated balance sheet.

With limited exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by taxing authorities for years through 1997.

There were no other changes in our critical accounting policies during the three months ended March 31, 2007.

Components of Revenues

We seek to help clients improve their business and IT effectiveness. We classify our service offerings into the following three categories: Outsourcing, Development & Integration, and Other Services. We have not yet recorded revenue associated with Transport Ticketing Solutions. See Note 7 “Significant Contracts” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements for a discussion of the Victoria TTA contract.

Outsourcing:    Our outsourcing services include Application Services and BTS. Our Application Services help clients manage existing business systems more efficiently and more reliably, improving the performance of these applications while frequently reducing costs. Under our Application Outsourcing service offering, we assume responsibility for managing a client’s business applications with the goal of instituting operational efficiencies that enhance flexibility, free up client personnel resources, and achieve higher user satisfaction. We enter into large, long-term contracts for the provision of Application Services, which generally do not require any capital outlay by us. These contracts usually span three to five years with the ability to renew. We typically receive a fixed monthly fee in return for meeting or exceeding a contractually agreed upon service level. However, because our clients typically have the ability to reduce services under their contracts, our monthly fees may be reduced from the stated contract amounts. Outsourcing services also includes ongoing maintenance related to the product sales for our Healthcare Solutions Division.

Through our global delivery model we can offer clients the flexibility and economic advantage of allocating work among a variety of delivery options. These include onsite at a client’s facility, nearshore in Halifax, Nova Scotia, and Toronto, Ontario, and offshore at one of our four development centers in India. This integrated, flexible mix of cost-effective onsite, nearshore, and offshore delivery is now a component of most of our new Application Outsourcing engagements. The distribution of work across multiple locations is typically based on a client’s cost, technology, and risk management requirements.

Our BTS are provided by our majority owned subsidiary, Keane Worldzen. Keane Worldzen specializes in providing BTS services to clients with complex processes in the financial services, insurance, and healthcare industries, and to clients with back-office processes in several industries. Keane Worldzen’s BTS services are designed to reduce the cost and increase the efficiency of our clients’ business transactions, enabling companies to focus on their more profitable activities and avoid the distraction of non-core back-office processes. Keane Worldzen provides these low-cost, high-value outsourcing services from operations in both the U.S. and India.

Development & Integration:    As application software becomes more complex, it requires sophisticated integration between front-end and back-end systems to enhance access to critical corporate data, enable process improvements, and improve client service. Many of our Development & Integration projects focus on solutions for the integration of enterprise applications, supply chain, and client service problems. We also provide Development & Integration services to the public sector, which includes agencies within the U.S. Federal Government, various states, and other local government entities. Additionally, our Healthcare Solutions Division provides software solutions and integration support to both acute and long-term care providers.

Other Services:    Other Services are primarily comprised of IT consulting, project management, and supplemental staff engagements that are principally billed on a time and materials basis.

We continue to experience pricing pressure from competitors as well as from clients facing pressure to control costs. In addition, the growing use of offshore resources to provide lower-cost service delivery capabilities within our industry continues to be a source of pressure on revenues. We also experience wage inflation, primarily in India, as the demand for those resources increases. In order for us to remain successful in the near term, we must continue to maintain and grow our client base, provide high-quality service and satisfaction to our existing clients, and take advantage of cross-selling opportunities. In the current economic environment, we must provide our clients with service offerings that are appropriately priced, satisfy their needs, and provide them with measurable business benefits.

There is a great deal of competition in the provision of Outsourcing services. We believe our evolving go-to-market strategy, where we seek to provide high value, repeatable business solutions to our clients, differentiates us from our competitors. We offer solutions that combine various Keane services and capabilities in response to a specific industry or client need.

We believe that our deep industry knowledge differentiates us from our competitors, allowing us to go beyond simply delivering cost and performance improvements to our clients, and allowing us to deliver transformational business benefits and, ultimately, help grow our business and integrate our comprehensive capabilities.

Components of Operating Expenses

The primary categories of our operating expenses include: salaries, wages, and other direct costs; selling, general, and administrative (“SG&A”) expenses; and amortization of intangible assets. Salaries, wages, and other direct costs are primarily driven by the cost of client-service personnel, which consists mainly of compensation, sub-contractor, and other personnel costs, and other non-payroll costs. Selling expenses are driven primarily by business development activities and client targeting, image-development and branding activities. General and administrative expenses primarily include costs for non-client facing personnel, information systems, and office space, which we seek to manage at levels consistent with changes in the activity levels in our business. Beginning in 2006, general and administrative expenses also include stock-based compensation expense in accordance with our adoption of Financial Accounting Standard No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment,” on January 1, 2006. We continue to anticipate changes in demand for our services and to identify cost management initiatives to balance our mix of resources to meet current and projected future demand in our markets. We will also continue to use our global sourcing as part of our cost-effective delivery model.

We evaluate our improvement in profitability by comparing gross margins and SG&A expenses as a percentage of revenues. Other key metrics that we use to manage and evaluate the performance of our business include new contract bookings, the number of billable personnel, and utilization rates. We calculate utilization rates by dividing the total billable hours per consultant by the total hours available, including sick, holiday, and vacation, from the consultant.

EMPLOYEES

As of March 31, 2007, we had 9,599 total employees, including 8,464 business and technical professionals whose services are billable to clients. This includes a base of 3,608 employees in India, including our Keane Worldzen operations. We sometimes supplement our technical staff by utilizing subcontractors, which as of March 31, 2007, consisted of 378 full-time professionals.

NEW CONTRACT BOOKINGS

New contract bookings for the three months ended March 31, 2007 were $250.6 million, an increase of $6.4 million, or 2.6%, compared to new contract bookings of $244.2 million for the same period in 2006. For the three months ended March 31, 2007, Outsourcing bookings decreased 15.5% to $78.5 million, Development & Integration bookings increased 87.7% to $89.6 million, and Other services bookings decreased 20.4% to $82.5 million compared to the same period in 2006.

New contract bookings for the three months ended March 31, 2007 increased $60.0 million, or 31.5%, compared to new contract bookings of $190.5 million for the three months ended December 31, 2006. For the three months ended March 31, 2007, Outsourcing bookings increased 58.8% to $78.5 million, Development & Integration bookings increased 114.8% to $89.6 million, and Other services bookings decreased 17.0% to $82.5 million compared to the three months ended December 31, 2006.

We provide information regarding our bookings because we believe it represents useful information regarding changes in the volume of our new business over time. However, information regarding our new bookings is not comparable to, nor should it be substituted for, an analysis of our revenues. Cancellations and/or reductions in existing contracted amounts are not reflected in new contract bookings.

CONSOLIDATED RESULTS OF OPERATIONS

2007 Compared to 2006

	Three Months Ended March 31,				Increase (Decrease)
	2007	%	2006	%	$	%
Outsourcing	$119,163	52	$120,344	49	$(1,181)	(1.0)
Development & Integration	40,462	17	41,006	17	(544)	(1.3)
Other Services	73,142	31	82,227	34	(9,085)	(11.0)
Total	$232,767	100%	$243,577	100%	$(10,810)	(4.4)

Revenues

Revenues for the First Quarter ended March 31, 2007 were $232.8 million compared to revenues of $243.6 million for the First Quarter ended March 31, 2006 and compared to revenues of $230.1 million for the Fourth Quarter ended December 31, 2006.   The decrease in revenues compared to the same period of 2006 was mainly due to lower revenues from PacifiCare (as discussed below) and other existing customers.  The sequential increase in revenues was primarily due to revenues from new clients and additional projects with existing clients, partially offset by lower revenues from a few existing clients.  During the First Quarter ended March 31, 2006, we recorded a $1.9 million revenue reduction associated with the recognition of a loss on a fixed price contract. Additionally, effective March 31, 2006, we sold certain components of our Puerto Rico operations. This divestiture resulted in approximately $1.5 million of lower revenues in the three months ended March 31, 2007 compared to the same period in 2006.

We have concluded that objective evidence of fair value does not exist for all of the elements within the Victoria TTA contract. Accordingly, each of the elements cannot be separated into multiple units of accounting and therefore, must be accounted for as a single unit of accounting. As a result, we are deferring all revenues and costs directly associated with the delivery of products and services during two years of development work, referred to as the Build phase, and we will recognize all revenues and direct costs for the contract over the period of the 10 years of operation and maintenance, referred to as the Operate phase, currently estimated to begin by the Fourth Quarter of 2007.  As a result, in 2007 and 2006, all revenues and direct and incremental costs associated with the delivery of products and services have therefore been deferred. See Note 7 “Significant Contracts” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements for further discussion of our accounting for the Victoria TTA contract.

Outsourcing.   Outsourcing service revenues for the First Quarter ended March 31, 2007 were $119.2 million, a decrease of $1.2 million, or 1.0%, compared to the First Quarter ended March 31, 2006, and a decrease of $0.5 million, or 0.4% compared to the Fourth Quarter ended December 31, 2006. The decrease compared to the First Quarter ended March 31, 2006, was due to lower revenues from PacifiCare partially offset by an increase in revenues from Keane Worldzen.  The decrease in Outsourcing service revenues for the three months ended March 31, 2007 compared to the Fourth Quarter ended December 31, 2006 was primarily due to decreased revenues from a few existing clients, which was partially offset by revenues from new clients.

On December 20, 2005, UnitedHealth Group Incorporated, an affiliate of United HealthCare Services, Inc. (“United HealthCare”), completed its acquisition of PacifiCare. On January 20, 2006, we entered into a five-year master services agreement with United HealthCare effective January 1, 2006. Simultaneously, we and PacifiCare terminated our Information Technology Services Agreement, dated January 11, 2002, effective January 1, 2006. Our original Information Technology Services Agreement with PacifiCare provided for an outsourcing arrangement with a 10 year term and $500 million in contract value. As a result of the ending of the original agreement with PacifiCare we received the first of two payments in the amount of $5.05 million in July 2006, which is being recognized over the 18-month period from January 1, 2006 to June 30, 2007. The second installment payment of $5.05 million will be received on July 30, 2007 and will be recognized at such time as the amount becomes due in management’s judgment. If additional services are procured pursuant to the master services agreement, any remaining portion of the payments will be recognized over the period such services are provided. Under the new master services agreement with United HealthCare we will receive approximately $21 million for a specified level of services provided from January 1, 2006 through June 30, 2007. For the First Quarter ended March 31, 2007 and 2006, we recognized $3.0 million and $8.7 million, respectively, in revenues under the new master services agreement, which includes a portion of the first installment payment.

Development & Integration.    Development & Integration service revenues for the First Quarter ended March 31, 2007 were $40.5 million, a decrease of $0.5 million, or 1.3%, compared to the First Quarter ended March 31, 2006, and an increase of $1.1 million, or 2.7%, compared to the Fourth Quarter ended December 31, 2006.  The decrease in revenues compared to the First Quarter ended March 31, 2006 was due to lower sales volume from existing customers. The sequential increase was primarily due to increased revenues from new clients.

Other Services.   Other Services revenues for the First Quarter ended March 31, 2007 were $73.1 million, a decrease of $9.1 million, or 11.0%, compared to the same period in 2006 and an increase of $2.1 million, or 2.9%, compared to the Fourth Quarter ended December 31, 2006. The decrease compared to the First Quarter ended March 31, 2006 was primarily due to decreased revenues from existing customers.  The sequential increase was due to increased revenues from supplemental staffing placements.

The following table summarizes certain line items from our preliminary unaudited condensed consolidated statements of income (dollars in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2007	2006	$	%
Revenues	$232,767	$243,577	$(10,810)	(4.4)
Salaries, wages, and other direct costs	164,294	173,251	(8,957)	(5.2)
Gross margin	$68,473	$70,326	$(1,853)	(2.6)
Gross margin %	29.4%	28.9%

Salaries, wages, and other direct costs

Salaries, wages, and other direct costs for the First Quarter ended March 31, 2007 were $164.3 million, a decrease of $9.0 million, or 5.2%, compared to First Quarter ended March 31, 2006, and an increase of $1.4 million, or 0.9%, compared to the Fourth Quarter ended December 31, 2006.  The decrease for the First Quarter ended March 31, 2007 compared to the First Quarter ended March 31, 2006 was due to lower salary and related costs, which was partially offset by an increase in travel expenses. The sequential increase was due to an increase in travel expenses, partially offset by lower salary and related costs. The decrease in salary and related costs was partially due to lower billable onshore resources, which were partially offset by higher billable India-based resources. The decrease in salary and related costs during the First Quarter ended March 31, 2007 was also due to the receipt of $0.7 million reimbursement from the Nova Scotia Business Inc. in connection with our employment grant for our Advanced Development Center (“ADC”) in Halifax, Nova Scotia. The grant is related to employment and research and development and was recognized as a reduction to salaries expense. The sequential increase in salaries, wages, and other direct costs for the First Quarter ended March 31, 2007 was due to an increase in travel expenses, partially offest by lower salary and related costs. Salaries, wages, and other direct costs were 70.6% of total revenues for the First Quarter ended March 31, 2007, compared to 71.1% of total revenues in the First Quarter ended March 31, 2006, and 70.8% of total revenues in the Fourth Quarter ended December 31, 2006.

Total billable employees for all operations were 8,464 as of March 31, 2007, compared to 8,400 as of December 31, 2006 and 8,121 total billable employees as of March 31, 2006. This includes 3,203 billable employees in India, which includes Keane Worldzen, and represents an increase of 379 employees, or 13.4%, over the Fourth Quarter ended December 31, 2006 and an increase of 819 employees, or 34.4%, over the First Quarter ended March 31, 2006.  In addition to these employees, we occasionally use subcontract personnel to augment our billable staff, which represented 378 full-time professionals as of March 31, 2007. Overall utilization rates for all three periods remained stable as we increased the number of billable employees.

Gross margin

Our management believes gross margin (revenues less salaries, wages, and other direct costs) provides an important measure of our profitability. Gross margin for the First Quarter ended March 31, 2007 decreased $1.9 million from the First Quarter ended March 31, 2006, and increased $1.2 million compared to the Fourth Quarter ended December 31, 2006.  Gross margin as a percentage of revenues for the First Quarter ended March 31, 2007 was 29.4% compared to 28.9% for the First Quarter ended March 31, 2006 and 29.2% compared to the Fourth Quarter ended December 31, 2006. The increases in gross margin as a percentage of revenues during the First Quarter ended March 31, 2007, when compared to the First and Fourth Quarters of 2006, were primarily due to lower salary and related costs.  We continue to monitor utilization rates and other direct costs in an effort to avoid adverse impacts on our gross margin.

Selling, general, and administrative expenses

	Three Months Ended March 31,		Increase (Decrease)
	2007	2006	$	%
Selling, general, and administrative expenses (SG&A)	$51,952	$55,882	$(3,930)	(7.0)
SG&A as a % of revenue	22.3%	22.9%

SG&A expenses include salaries for our corporate and administrative employees, sales and marketing expenses, stock-based compensation, as well as the cost of our administrative facilities, including related depreciation expense. SG&A expenses for the First Quarter ended March 31, 2007 decreased $3.9 million, or 7.0%, compared to First Quarter ended March 31, 2006, and increased $2.2 million, or 4.4%, from the Fourth Quarter ended December 31, 2006. The decrease in SG&A expenses compared to the First Quarter ended March 31, 2006 was due to a reduction in headcount and lower benefit costs, offset by higher stock-based compensation expense and $1.5 million in legal and professional fees associated with our proposed merger with Caritor and the ongoing investigation of our stock option grants and stock option practices.  In addition, during the First Quarter ended March 31, 2007, we recorded a reduction to incentive compensation of approximately $1.0 million related to amounts accrued as of December 31, 2006 that were not paid.  SG&A expenses for the First Quarter ended March 30, 2007 were 22.3% of total revenues, as compared to 22.9% for the First Quarter ended March 31, 2006, and 21.6% for the Fourth Quarter ended December 31, 2006.

Stock-Based Compensation

On January 1, 2006, we adopted SFAS 123(R) using the modified prospective application method. See Note 4 “Stock-based Compensation” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements for further information regarding our adoption of SFAS 123(R). The adoption of SFAS 123(R) under the modified prospective application method allowed us to recognize compensation cost beginning with the effective date (a) based on the requirement of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. Under the modified prospective application method, prior periods are not restated for the effect of SFAS 123(R).

We calculate compensation cost on the date of grant using the fair value of the options as determined by the Black-Scholes valuation model. The use of valuation models requires us to make estimates using several key assumptions including estimated volatility, expected option life, the risk free interest rate, expected forfeiture rate and no dividends.  We derived the estimated stock price volatility based on a review of our actual historic stock prices commensurate with the expected life of the award.  Our estimate of an expected option life was derived based on a review of our historic option holding periods, including a consideration of the holding period inherent in currently vested but unexercised options.  We reviewed historical data for groups of employees and determined that the type of award was an indicator of the exercise behavior. We used the yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term assumption as the risk-free interest rate.  Similar to the analysis for the expected option life, we reviewed historical forfeiture data for groups of employees and determined the appropriate forfeiture rate ranges from 0-23% for the applicable employee group.

SG&A expenses included $1.0 million and $0.5 million of stock-based compensation expense for the First Quarter ended March 31, 2007 and 2006, respectively.  As of March 31, 2007, we had approximately $4.2 million of unrecognized compensation cost related to stock option awards that we expect to recognize as expense over a weighted average period of 3.5 years. As of March 31, 2007, we had approximately $5.1 million of unrecognized compensation cost related to restricted stock awards that we expect to recognize as expense over a weighted average period of 3.0 years.

Prior to the adoption of SFAS 123(R), we accounted for share-based payments to employees in accordance with Accounting Principles Board Opinion (“APB”) No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and related FASB Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation.” In accordance with APB 25 and FIN 44, we used the intrinsic value-based method to account for stock option grants and restricted stock awards. Under APB 25, since the exercise price of our employee stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recorded in our financial statements.  However, compensation expense related to restricted stock awards and certain Keane Worldzen stock options was recorded ratably over the restriction and vesting period, respectively, and was included in the selling, general, and administrative expenses in the accompanying preliminary unaudited condensed consolidated statements of income.

Prior to the adoption of SFAS 123(R), during the Fourth Quarter of 2005, we accelerated the vesting of certain stock options in which the exercise price of the award exceeded the market price of the stock on the date of acceleration. As a result of the acceleration, approximately 2.1 million shares subject to options constituting approximately 47% of the total of unvested options outstanding at that time became immediately exercisable. The acceleration impacted approximately 570 employees. Under APB 25 and FIN 44, no compensation expense was recognized in the financial statements for the acceleration of vesting of these options since the closing common stock price per share on the dates of acceleration were greater than the exercise prices of the unvested options accelerated. The primary purpose of the accelerated vesting was to enable us to avoid recognizing in our income statement non-cash compensation expense associated with these options in future periods, upon our adoption of SFAS 123(R) on January 1, 2006. Absent the acceleration of the options described above, from and after our adoption of SFAS 123(R), we would have been required to recognize approximately $10.5 million in pre-tax non-cash compensation expense over the remaining vesting terms of the stock options, based on valuation calculations using the Black-Scholes option pricing model. We believed that because the accelerated stock options had exercise prices in excess of the fair market value of our common stock on the date of their acceleration, the accelerated stock options were not fully achieving their original objective of incentive compensation and employee retention. We believe that the acceleration had a positive effect on employee morale and retention and that this decision was in the best interests of Keane and its shareholders.

Amortization of intangible assets

Amortization of intangible assets for the First Quarter ended March 31, 2007 was $3.4 million, a decrease of $0.4 million or 10.8%, compared to $3.9 million in the same period in 2006.  The decrease in amortization of intangible assets was primarily due to certain intangibles becoming fully amortized.

Restructuring charges, net

During the First Quarter ended March 31, 2007, we reevaluated our estimates recorded for the restructuring charges taken in 2006 and as a result recorded a net expense reduction of $0.1 million.  During the First Quarter ended March 31, 2006, we reduced our workforce at certain locations by 53 employees, most of whom had an expected termination date within the quarter of the reduction. The employees affected by the reductions were both non-billable and billable employees whose roles could be reduced based upon the business needs in their respective locations. As a result, in the First Quarter of 2006, we expensed $1.3 million in severance costs related to our transformation. As of March 31, 2007, there is no remaining liability related to these charges.

The following table summarizes the non-operating items from our preliminary unaudited condensed consolidated statements of income (dollars in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2007	2006	$
Other income (expense)
Interest and dividend income	$2,043	$1,200	$843
Interest expense	(1,533)	(1,396)	(137)
Other expense, net	(215)	(405)	190
Minority interest	27	(27)	54
Other (expense) income, net	$322	$(628)	$950

Interest and dividend income

Interest and dividend income for the First Quarter ended March 31, 2007 was $2.0 million compared to $1.2 million for the same period in 2006. For the First Quarter ended March 31, 2007, the increases in interest and dividend income were primarily attributable to a change in the holdings of our investment portfolio, an increase in the principal amount invested and higher interest rates compared to the same period in 2006.

Interest expense

Interest expense for the First Quarter ended March 31, 2007 was $1.5 million, an increase of $0.1 million, when compared to the same period in 2006. Interest expense includes the fees related to our line of credit.  We also record interest expense on the accrued building costs associated with our corporate facility as explained in Note 13 “Related Parties, Commitments, and Contingencies” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements.

Other expense, net

Other expense, net was $0.2 million for the First Quarter ended March 31, 2007, compared to other expense, net of $0.4 million for the same period in 2006.  The decrease in other expense, net for the First Quarter ended March 31, 2007 was primarily due to the proceeds from the sale of a bankruptcy claim associated with a previously written-off accounts receivable, which was partially offset by an increase in net foreign exchange losses recognized in 2007 when compared to the same period in 2006.

Minority Interest

Minority interest income was approximately $27,000 for the First Quarter ended March 31, 2007, compared to minority interest expense of $27,000 during the same period in 2006. The increase in minority interest income was partly due to a net loss at Keane Worldzen for the First Quarter ended March 31, 2007 compared to net income for the First Quarter ended March 31, 2006. The amount in minority interest income represents the loss attributable to minority shareholders of Keane Worldzen for the period presented.  We completed our acquisition of a controlling interest in Keane Worldzen in the Fourth Quarter of 2003, which resulted in an initial equity position of approximately 62% of the issued and outstanding capital stock of Keane Worldzen and our consolidation of the results of Keane Worldzen. Consistent with the right to increase our ownership position over time, we increased our equity position to approximately 81% in April 2005 with an additional capital contribution of approximately $5.0 million in cash and $3.0 million from the conversion of an outstanding loan to equity. Consistent with the minority shareholders’ rights, the minority shareholders exercised their first put option in December 2005, which required us to purchase approximately 5% of their outstanding shares for $2.8 million. As a result of our additional capital contribution and the minority shareholders’ exercise of the first put option, we own approximately 86% of the outstanding capital stock of Keane Worldzen and the minority interest shareholders own approximately 14% of the issued and outstanding capital stock of Keane Worldzen. We continue to consolidate the results of Keane Worldzen but recognize 86% of the results of operations. The put options are explained in further detail in Note 9 “Business Acquisitions” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements.

Income taxes

The following table summarizes the changes in provision for income taxes included in our preliminary unaudited condensed consolidated statements of income (dollars in thousands):

	Three Months Ended March 31,
	2007	2006
Income before income taxes	$13,469	$8,694
Provision for income taxes	4,849	3,304
Net Income	$8,620	$5,390

Reported Tax Rate	36.0%	38.0%

The provision for income taxes represents the amounts owed for federal, state, and foreign taxes.  Our effective tax rate was 36.0% for the First Quarter ended March 31, 2007, compared to 38.0% for the same period in 2006. Our effective tax rate for the First Quarter ended March 31, 2007 was positively impacted by the change in the geographic mix of income. The determination of the provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment by our management. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves making judgments regarding the recoverability of deferred tax assets, which can affect the overall effective tax rate. In addition, changes in the geographic mix or estimated level of pre-tax income can affect the overall effective tax rate.  Also, as a result of owning greater than 80% of the outstanding voting stock of Keane Worldzen, beginning April 1, 2005, we are able to record a tax benefit on the losses associated with Keane Worldzen, thereby reducing our annual effective tax rate.

Net income

Net income increased to $8.6 million for the First Quarter ended March 31, 2007 compared to $5.4 million during the same period in 2006. The increase in net income was primarily due to a reduction in salaries, wages, and other direct costs and a reduction in SG&A expenses.  In addition, net income for the First Quarter ended March 31, 2006 included a restructuring charge of $1.3 million and a $1.9 million revenue reduction associated with the recognition of a loss on a fixed-price contract.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued Statement No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value.  The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.

SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statement No. 157 (“SFAS 157”), “Fair Value Measurements” and FASB Statement No. 107 (“SFAS 107”), “Disclosures about Fair Value of Financial Instruments.” SFAS 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. We are evaluating the impact of SFAS 159.

On September 29, 2006, the FASB issued Statement No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 represents the completion of the first phase in the FASB’s postretirement benefits accounting project and requires an entity to: (a) recognize in its statement of financial position an asset for a defined benefit postretirement plan’s over-funded status or a liability for a plan’s under-funded status; (b) measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur.

SFAS 158 does not change the amount of net periodic benefit cost included in net income or address the various measurement issues associated with postretirement benefit plan accounting. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements were effective as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.  The provisions required to be adopted as of December 31, 2006 did not impact our consolidated financial position, results of operations and cash flows, as we have already recognized the funded status of our UK defined benefit plan on the balance sheet as a result of a curtailment to the plan in 2004.

On September 15, 2006, the FASB issued SFAS 157. The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances.   SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a significant impact on our consolidated financial position, results of operations and cash flows.

LIQUIDITY AND CAPITAL RESOURCES

Consolidated Financial Condition (in thousands)

Three Months Ended March 31,	2007	2006
Cash Flows Provided By (Used For)
Operating activities	$2,439	$(21,901)
Investing activities	1,358	11,095
Financing activities	969	137
Effect of exchange rate on cash	20	290

Increase (decrease) in cash and cash equivalents	$4,786	$(10,379)

We have historically financed our operations with cash generated from operations. In addition, we raised $150.0 million in proceeds from the issuance of our Debentures. We use the net cash generated from these sources to fund capital expenditures, mergers and acquisitions, and stock repurchases. The terms of our merger agreement with Caritor currently limit our ability to engage in mergers and acquisitions and stock repurchases. If we were to experience a decrease in revenue as a result of a decrease in demand for our services or a decrease in our ability to collect receivables, we would be required to reduce discretionary spending related to SG&A expenses and adjust our workforce in an effort to maintain profitability.  At March 31, 2007, we had $200.0 million in cash and cash equivalents and marketable securities. In addition, on September 15, 2005, we entered into a $200 million five-year credit facility, which was amended on April 12, 2007.  Based on the preliminary unaudited condensed consolidated financial statements as of March 31, 2007 and the amended credit agreement and merger agreement amendment, there was approximately $79.8 million available for borrowing, which is restricted primarily for repayment of our debentures. The amount available for borrowing is calculated after considering $37.2 million outstanding letters of credit and certain financial ratios. See Note 2 “Significant Transactions” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements for further discussion of the amended credit agreement and merger agreement amendment. We intend to continue to use our cash and cash equivalents and marketable securities for general corporate purposes, which may include additional repurchases of our common stock under existing or future share repurchase programs and the funding of future acquisitions and other corporate transactions. The terms of our merger agreement with Caritor currently limit our ability to engage in mergers and acquisitions and stock repurchases.

Cash flows provided by (used for) operating activities

Net cash provided by operating activities totaled $2.4 million for the three months ended March 31, 2007 compared to net cash used by operating activities of $21.9 million for the three months ended March 31, 2006.  Cash used from operations during the three months ended March 31, 2006 was driven by bonus payments, higher tax payments and an increase in accounts receivable of approximately $7.1 million when compared to the balance at December 31, 2005.  The increase in net cash provided by operating activities during the three months ended March 31, 2007 was due to the accounts receivable balance was relatively unchanged as of March 31, 2007 compared to December 31, 2006 and a decrease in income taxes paid. We completed the implementation of the Time Reporting, Contracts Management, Project Accounting, and Billing PeopleSoft modules for our North American Services during the Second Quarter of 2006. As a result, we experienced delays in invoicing our customers. These delays, combined with the changes in personnel resulting from the transformation, resulted in slower collection of our accounts receivable.  Days Sales Outstanding (“DSO”), an indicator of the effectiveness of our accounts receivable collections, was 64 days as of March 31, 2007, compared to 69 days as of December 31, 2006 and 60 days as of March 31, 2006. We calculate DSO using the trailing three months total revenue divided by the number of days in the quarter to determine daily revenue.  The average accounts receivable balance for the three-month period is then divided by daily revenue.

Cash flows provided by investing activities

Net cash provided by investing activities for the three months ended March 31, 2007 was $1.4 million compared to net cash provided by investing activities of $11.1 million for the three months ended March 31, 2006.

Marketable Securities: During the three months ended March 31, 2007, we purchased $2.0 million and sold $6.7 million in marketable securities, generating a net source of cash of $4.7 million, compared to purchases of $30.0 million and sales of $43.7 million, which generated a net source of cash of $13.7 million during the three months ended March 31, 2006.  The net proceeds from these transactions were used to fund our operational requirements and our share repurchases in 2006.

Property and Equipment: We invested $3.3 million in property and equipment for the three months ended March 31, 2007,

primarily to purchase computers and computer related equipment to support our US operations and to support our growing operations in India.  During the three months ended March 31, 2006, we invested $3.0 million into property and equipment primarily to support our growing operations in Australia and India.

Business Acquisitions: On February 28, 2005, we acquired netNumina. In exchange for all of the outstanding capital stock of netNumina, we agreed to pay $5.7 million, of which $0.6 million was held back to secure indemnification obligations of the netNumina stockholders, and acquired $4.6 million in cash.  The $0.6 million held back was initially deposited as restricted cash and during the First Quarter of 2006 was delivered to the former NetNumina stockholders.

On February 27, 2004, we acquired Nims Associates Inc. (“Nims”). We paid $18.2 million in cash, including transaction costs and net of cash acquired, for all of the outstanding capital stock of Nims. The purchase price could increase with the potential to pay up to an additional $15.0 million in earn-out consideration over three years from the acquisition, contingent upon the achievement of certain future financial targets. The first earn-out was achieved as of March 1, 2005 and, as a result, we paid $3.3 million in earn-out consideration in April 2005. Based on Nims’ financial performance as of December 31, 2005, the second earn-out was achieved. As a result, we accrued an additional $3.3 million in earn-out consideration as of December 31, 2005, which we paid in April of 2006. In addition to the first two earn-outs, there was an additional earn-out of $8.3 million that was achieved or was certain to be achieved as of December 31, 2006 and was paid in April 2007.

Cash flows provided by financing activities

Net cash flows provided by financing activities was $1.0 million for the three months ended March 31, 2007, compared to net cash provided by financing activities of $0.1 million for the three months ended March 31, 2006. Net cash flows related to financing activities for 2007 was a result of the proceeds received from the issuance of stock associated with our employee stock purchase and stock option plans.   For the three months ended March 31, 2006, the net cash provided by financing activities was also a result of result of the proceeds received from the issuance of stock associated with our employee stock purchase and stock option plans, but was partially offset by cash used for the repurchase of our common stock.  The following is a summary of our repurchase activity for the three months ended March 31, 2007 and 2006 (dollars in thousands):

	2007		2006
	Shares	Amount	Shares	Amount

Prior year authorizations at January 1,	3,000,000		2,553,900
Authorizations	—		—
Repurchases paid	—		(370,500)	$4,331
Repurchases accrued	—		—
Expirations	—		—
Shares remaining as of March 31,	3,000,000		2,813,400

On October 24, 2006, we announced the approval by our Board of Directors of a program for the repurchase of 3.0 million shares of our common stock (“the October 2006 Program”).  The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased will be determined by our management based on its evaluation of market and economic conditions and other factors. Unless terminated earlier by resolution of our Board of Directors, the October 2006 Program will expire upon the earlier of the date we repurchase all shares authorized for repurchase thereunder or October 23, 2007.

On October 25, 2005, we announced the approval by our Board of Directors of a program for the repurchase of 3.0 million shares of our common stock (“the October 2005 Program”), which authorized repurchases to be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased to be determined by our management based on its evaluation of market and economic conditions and other factors. The October 2005 Program expired on October 25, 2006.

Between May 1999 and March 31, 2007, we invested approximately $324.0 million to repurchase approximately 25.9 million shares of our common stock under 13 separate authorizations. For the three months ended March 31, 2006, these share repurchases nearly offset the shares issued under our various stock ownership programs. Under these stock ownership programs, we issued 288,223 shares and 544,550 shares and received proceeds of $1.0 million and $4.5 million for the three months ended March 31, 2007 and 2006, respectively.  The terms of our merger agreement with Caritor currently limit our ability to repurchase shares.

We entered into an indenture dated as of June 18, 2003 with U.S. Bank, National Association (formerly Wachovia Bank, National Association) as trustee, pursuant to which we issued 2% convertible subordinated debentures due 2013. As of March 31, 2007, the aggregate outstanding principal amount of these debentures, plus unpaid accrued interest, was $150.9 million. If we do not deliver our audited financial statements for the year ended December 31, 2006 or any unaudited quarterly financial statements to the trustee 15 days after they are required to be filed with the SEC, we will not be in compliance with the requirements of the indenture. An event of default under the indenture will not arise until 60 days after the trustee or the holders of 25% of outstanding principal amount of the debentures give us written notice of such default and require us to remedy the default. On April 3, 2007, we received a notice of default from a holder of over 25% of the outstanding principal amount of the debentures asserting that a default had occurred under the debentures as a result of our failure to deliver audited financial statements for the year ended December 31, 2006 to the trustee within 15 days after they were required to be filed with the SEC, and requesting that we remedy the default. An event of default under the indenture will occur if we do not remedy the default within 60 days after this notice was given. We also received, on March 22, 2007, a notice of default from the same holder asserting that a default had occurred under the indenture as a result of our failure to timely file our audited financial statements with the SEC. We have advised such holder and the trustee, and continue to maintain that the March 22, 2007 default notice was ineffective under the indenture due to the fact that on such date, the requisite fifteen days had not elapsed as required under the indenture before a notice of default could properly be issued. If an event of default occurs under the debentures, the holders of not less than 25% of the outstanding principal amount of the debentures may by written notice declare an acceleration of the payment of all of the outstanding principal and unpaid accrued interest on the debentures. If we do not receive waivers for certain events of default, such amounts could be callable by the holders of the debentures and we would be required to classify the debentures as short-term debt.

On September 15, 2005, we entered into a five-year revolving credit facility (“the new credit facility”) with a syndicate of banks (the “lenders”) in the amount of $200.0 million, plus an additional amount of up to $50.0 million subject to certain terms and conditions (the “loan amount”). The new credit facility has various nonfinancial and financial covenants, which include a total leverage ratio, a senior leverage ratio, and a quick ratio. Our borrowing capacity is based on certain financial ratios as defined under the new credit facility. The new credit facility replaced our $50.0 million unsecured revolving credit facility. Pursuant to the new credit facility, we may borrow funds from the lenders up to the loan amount with a $50.0 million sub limit for letters of credit. During the First Quarter of 2006, we amended the new credit facility to allow for certain foreign currency hedging at the subsidiary level. On April 12, 2007, we entered into a second amendment to the new credit facility which, subject to certain terms and conditions, provides the following:

•                  extends the required delivery date for our audited financial statements until the earlier of September 30, 2007 or the date on which we file such financial statements with the SEC;

•                  permits the delivery of unaudited quarterly financial statements that are qualified with respect to Keane’s ongoing review of stock option grants and stock option practices;

•                  allows us to repay the Debentures if the result of the obligation is due to the failure to timely file our annual and quarterly financial statements;

•                  decreases the net liquidity of Keane required for three months prior to and on the date of repayment of the Debentures from $200,000,000 to $150,000,000;

•                  permits proceeds of loans under the credit agreement to be used to repay, purchase or repurchase the Debentures, subject to certain terms and conditions; and

•                  provides that cross defaults to the indenture for the Debentures will not arise as a result of our failure to timely file or deliver our audited financial statements for the year ended December 31, 2006 or our quarterly financial statements for the first and second fiscal quarters of 2007 under the indenture.

The annual commitment fee payable quarterly is at an initial rate of 0.20% per annum on the unused amount of revolving credit commitments, subject to adjustment based on a senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 0.25%. To the extent there are letters of credit outstanding under the new credit facility, we will pay the administrative agent a letter of credit fee, initially 1.0% annually, subject to adjustment based on the senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 1.5%. In connection with the new credit facility, we paid $1.3 million in related debt issuance costs. Based on the preliminary unaudited condensed consolidated financial statements as of March 31, 2007 and the amended credit agreement and merger agreement amendment, there was approximately $79.8 million available for borrowing, which is restricted primarily for repayment of our debentures. The amount available for borrowing is calculated after considering $37.2 million outstanding letters of credit and certain financial ratios. See Note 2 “Significant Transactions” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements for further discussion of the amended credit agreement and merger agreement amendment.  These letters of credit, which include the $36.3 million ($45 million AUD) letter of credit issued in July 2005 against our previous credit facility in connection with our Victoria TTA contract, remain outstanding against the new credit facility.

We are a guarantor with respect to a line of credit for Innovate EC, an entity in which we acquired a minor equity position as a result of a previous acquisition. The total line of credit is for $600,000. We guarantee $300,000 of this obligation. The line is subject to review by the lending institution. We would be required to meet our guarantor obligation in the event the lending institution refuses to extend the credit facility and Innovate EC is unable to satisfy its obligation.

On February 6, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Caritor, Inc., a California corporation (“Caritor”), and Renaissance Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Caritor (the “Merger Sub”). Under the Merger Agreement, the Merger Sub will be merged with and into Keane (the “Merger”), with Keane continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Caritor. At the effective time of the Merger, each outstanding share of our common stock will be converted into the right to receive $14.30 in cash, without interest. In addition, all outstanding options to purchase our common stock and all shares of restricted stock will become vested in full prior to the effective time of the Merger. Any option not exercised prior to the effective time of the Merger will be cancelled in exchange for cash in an amount equal to the excess, if any, of the merger consideration per share of common stock over the exercise price of the option, multiplied by the number of shares of common stock underlying the option. The Merger is expected to close in the Second Quarter of 2007, subject to shareholder approval and other customary closing conditions. See Note 2 “Significant Transactions” in the notes to the accompanying preliminary unaudited condensed consolidated financial statements for further discussion of the Merger.

In connection with certain contracts, we have been required to deliver security or performance bonds for the benefit of our clients. These bonds give the beneficiary the right to obtain payment from the issuer of the bond if certain specified events occur or fail to occur. In addition, we have various agreements in which we may be obligated to indemnify our clients or third parties with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which we customarily agree to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. Typically, there are no specific dollar limits associated with indemnifications. In general, the term of the indemnifications will correspond to the contract term such that the harm or damage must occur during the contract period. Therefore, claims may be raised after completion of the contract associated with the indemnification provision, but the damage must have been caused during the contract term. As a prime contractor under certain contracts, we are responsible for the performance of our subcontractors and would be required to arrange for performance in the event the subcontractors failed to perform. However, we would retain our right to enforce the subcontracts and to seek damages for nonperformance from our subcontractors. A limited number of our contracts include liquidated damages provisions, which would require us to make per diem payments for late deliveries. Further, our obligations under these agreements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties, including our subcontractors, for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement.

Kamco has obligations under the Victoria TTA contract with respect to both project management and performance of subcontractors. There are numerous indemnification provisions within the Victoria TTA contract, some of which are customarily included through the normal course of business. We have agreed to hold TTA harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. As the prime contractor for the Victoria TTA contract, Kamco is the beneficiary of corresponding indemnifications from its subcontractors. Subject to a number of exclusions, Kamco’s maximum liability is capped at $80.7 million ($100 million AUD). Under the Victoria TTA contract, liquidated damages, for which Kamco may be liable, are assessed at $40,374 ($50,000 AUD) per day for each day the specified phase completion is behind schedule, but are limited to $8.1 million ($10 million AUD). The first $4.05 million ($5 million AUD) in liquidated damages is split evenly amongst Kamco and certain subcontractors. The next $4.05 million ($5 million AUD) is apportioned based on responsibility for the delay. Based on performance to date and our current estimated timeline for the Victoria TTA contract, the TTA could claim prepayment of estimated liquidated damages up to the maximum of $8.1 million ($10 million AUD). The amount of prepaid estimated liquidated damages, if any, would be allocated between Kamco and its subcontractors as described above. In addition, we have a total of $36.3 million ($45 million AUD) letters of credit issued against the new facility as surety bonds to ensure due and proper performance of our obligations under the Victoria TTA contract.

Increase (Decrease) in Cash and Cash Equivalents

Our cash and cash equivalents totaled $111.9 million and $61.2 million at March 31, 2007 and 2006, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

Inflationary increases in costs have not been material in recent years and, to the extent permitted by competitive pressures, are passed on to clients through increased billing rates. Rates charged by us are based on the cost of labor and market conditions within the industry.

Item 3.   Quantitative and Qualitative Disclosures About Market Risk

We do not engage in trading market risk, sensitive instruments or purchasing hedging instruments, or “other than trading” instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, and commodity price or equity price risk. We have not purchased options or entered into swaps or forward or futures contracts. However, on October 20, 2005, our Board of Directors approved our foreign exchange risk management policy, which allows us to invest in hedging instruments for the purpose of hedging foreign currency risk.

Interest Rate Risk

We invest primarily in tax-exempt municipal bonds as well as corporate bonds and U.S. government obligations. As a result, our primary market risk exposure is that of interest rate risk to our investments, which would affect the carrying value of those investments. During 2004, the United States Federal Reserve Board began increasing benchmark interest rates and at the June 2006 meeting of the Federal Open Market Committee increased rates for the seventeenth time, a total of 425 basis points. A significant increase in interest rates would increase the rate of return on our cash and cash equivalents, but would have a negative impact on the carrying value of our marketable securities. Our interest income would change by approximately $0.9 million and $0.7 million for the three months ended March 31, 2007 and March 31, 2006, respectively, for each 100 basis point change in interest rates. The fair value of our investment portfolio at March 31, 2007 would not be significantly impacted by a 100 basis point increase or decrease in rates.   The fair value of our investment portfolio at December 31, 2006 would decrease by approximately $0.4 million for a 100 basis point increase in rates and increase $0.3 million for a 100 basis point decrease in rates.

Changes in market rates and the related impact on the fair value of our investments would not generally affect net income as our investments are fixed-rate securities and are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive loss in the accompanying preliminary unaudited condensed consolidated balance sheets. However, when the investments are sold, the unrealized losses are recorded as realized losses and included in net income in the accompanying preliminary unaudited condensed consolidated statements of income.

As of March 31, 2007, we had a net unrealized loss of approximately $0.4 million, which represents a decrease of $0.1 million compared to a net unrealized loss of approximately $0.5 million as of December 31, 2006. At March 31, 2007 and December 31, 2006, we held available-for-sale securities with an aggregate fair value of approximately $30.5 million and $35.1 million, respectively, which had aggregate gross unrealized losses of approximately $0.4 million and $0.5 million, respectively. In November 2005, the FASB issued Staff Position No. FAS 115-1 (“FSP 115-1”), “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” FSP 115-1 provides accounting guidance for determining and measuring other-than-temporary impairments of debt and equity securities, and confirms the disclosure requirements for investments in unrealized loss positions as outlined in EITF Issue No. 03-01(“EITF 03-01”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”.  We analyze our investments for impairments on an ongoing basis. Factors considered in determining whether a loss is temporary include the length of time and extent to which the securities have been in an unrealized loss position and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated market recovery. All such securities have been in a continuous unrealized loss position for less than 12 months, except for the $8.8 million and $14.2 million of Long-term marketable securities included in the accompanying preliminary unaudited condensed consolidated balance sheets as of March 31, 2007 and December 31, 2006. As of March 31, 2007, we have classified these securities as long-term as they have been in an unrealized loss position for more than 12 months and mature beyond March 31, 2008. We believe that the impairments to these investments are not other-than-temporary at this time as these securities are all highly rated investments which have been subject to routine market changes that have not been significant to date and we have the ability and intent to hold these investments for a period of time sufficient to allow for the anticipated market recovery.

Foreign Currency Risk

We transact business in the UK, Canada, India, and Australia and as such have exposure associated with movement in foreign currency exchange rates. For the three months ended March 31, 2007 compared to the same period in 2006, the fluctuation in foreign currency exchange rates positively impacted our operating income by approximately $0.1 million. Relative to the foreign currency exposures existing at March 31, 2007, a 10% unfavorable movement would have resulted in a $2.2 million reduction of operating income for the three months ended March 31, 2007. For the three months ended March 31, 2006 compared to the same period in 2005, the fluctuation in foreign currency exchange rates negatively impacted operating income by approximately $0.1 million. Relative to the foreign currency exposures existing at March 31, 2006, a 10% unfavorable movement would have resulted in an additional $2.1 million reduction of operating income for the three months ended March 31, 2006. Net revenues derived from our foreign operations totaled approximately 7.3% and 4.8% of our total revenues for the three months ended March 31, 2007 and March 31, 2006, respectively.  We have adopted a policy allowing and governing the hedging of foreign currency; however, as of March 31, 2007, we had not engaged in any hedging transactions.

Item 4.   Controls and Procedures

Preliminary Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed and summarized and reported within the specified time periods.  As preliminarily reported in our current report on Form 8-K furnished on April 13, 2007, as of December 31, 2006 our management identified the following control deficiencies which, in the aggregate, constitute a material weakness in our internal controls over financial reporting in relation to our revenue recognition processes. The first deficiency in the list is also considered a material weakness on a stand alone basis:

•                  Our quality assurance process to ensure new contracts or projects are initiated properly for revenue recognition purposes in our PeopleSoft ERP system was not operating consistently.

•                  The report generated by our PeopleSoft ERP system used to analyze our unbilled work-in-process was not providing adequately detailed data at the project level and was not aging activity accurately.

•                  Our controls to monitor unsubmitted time did not ensure submission of billable time on a timely basis and there was a lack of a control to review subsequently submitted time to ensure appropriate and timely accrual at period end.

•                  We lacked a control to review adjustments to revenue, which are processed by personnel in the field in the normal course of business, to ensure appropriate accrual at period end.

•                  The criteria that had been established for new contracts or projects which require review by our corporate accounting organization at initiation for appropriate revenue recognition treatment were not sufficiently comprehensive to ensure that all contracts which could materially impact revenue were reviewed.

Because of the material weaknesses described above, our management preliminarily concluded that, as of December 31, 2006, our internal control over financial reporting was not effective based on the criteria set forth by the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

During the first quarter of 2007, and as discussed below,  we have taken actions to remediate the material weaknesses discussed above.  We are continuing to implement remediation steps to address these material weaknesses.

Our management, with the participation of our Vice Chair, President and Chief Executive Officer and our Executive Vice President of Finance and Administration and Chief Financial Officer, preliminarily evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of March 31, 2007. As part of its evaluation, management has evaluated whether the control deficiencies related to the previously reported preliminary material weaknesses in internal control over financial reporting continue to exist.  As of March 31, 2007, we have not completed implementation and testing of the changes in controls and procedures that we believe are necessary to conclude that the material weaknesses have been fully remediated.  Therefore, our management has concluded that it cannot assert the control deficiencies related to the previously reported preliminary material weaknesses have been effectively remediated. As a result, our Vice Chair, President and Chief Executive Officer and our Executive Vice President of Finance and Administration and Chief Financial Officer preliminarily concluded that our disclosure controls and procedures were not effective as of March 31, 2007.

Because the material weaknesses noted above had been identified, we performed additional analyses and performed other procedures designed to ensure the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Specifically, we performed the following procedures:

•                  Reviewed gross margins on all projects meeting a set criteria for reasonableness to ensure proper recognition of revenue and costs.

•                  Reviewed in detail the unbilled aging report and traced certain amounts to signed customer contracts to validate the amounts had been properly recognized.

•                  Analyzed and adjusted accordingly, billed and unbilled amounts that were deemed to be uncollectible.

In addition, we successfully implemented and tested changes in controls to address the deficiencies noted above related to the accruals for billable time submitted late and revenue adjustments that had been processed in the field and not accrued.  Accordingly, our management believes that those control deficiencies have been remediated.

Management believes that the preliminary consolidated financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

Changes in Internal Control Over Financial Reporting

As noted above, during the quarter ended March 31, 2007, we implemented controls to ensure billable time submitted late and revenue adjustments processed in the field are accrued.

Except as described above, during the fiscal quarter ended March 31, 2007, there was no change in our internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Remediation Steps to Address Material Weaknesses

We continue to enhance the WIP aging report and implemented more comprehensive criteria for new contracts or projects which require review by our corporate accounting organization during December 2006. Remediation plans for the quality assurance process were developed and are in process. We enhanced our quality assurance process to include aspects of the contract/project set-up process not previously reviewed and established centralized monitoring controls designed to ensure the process is operating consistently. In addition, we are re-engineering our time reporting process by implementing centralized monitoring and reporting and establishing clearer accountability for unprocessed time. We are also implementing centralized monitoring of time reporting and field revenue adjustments to ensure significant amounts are recorded on a timely basis. Finally, we are creating an additional position with technical revenue recognition accounting expertise to oversee the remediation process and manage the process on an on-going basis.

Item 1.    Legal Proceedings

As we announced on February 23, 2007, we received an inquiry from the Securities and Exchange Commission (the “SEC”) requesting documents related to our stock option grants and stock option practices. We intend to cooperate with the SEC in this matter. Our Board of Directors has appointed a special committee of disinterested directors to initiate an inquiry into our stock option grants and practices. The special committee has retained independent legal counsel to assist in this inquiry. The inquiry is not complete.

On February 13, 2007, a purported class action suit was filed in Massachusetts Superior Court by Susan Nichols, naming Keane and certain current and former directors as defendants.  The suit was amended on April 20, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, that the merger is unfair and inadequate and that certain of the disclosures contained in the proxy statement dated April 13, 2007 about the proposed merger are deficient.  The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

On February 14, 2007, a purported Keane shareholder, Henry C. Blaufox, filed a derivative and class action against Keane in the United States District Court for the District of Massachusetts.  The suit was amended on April 18, 2007.  The lawsuit alleges, among other things, breach of fiduciary duties, violations of Section 14 of the Exchange Act, that certain of the disclosures contained in the proxy dated April 13, 2007 about the proposed merger are deficient, abuse of control, gross mismanagement, constructive fraud, corporate waste and unjust enrichment in connection with matters such as the merger and alleged stock option backdating.  The amended complaint seeks, among other relief, unspecified money damages, an injunction against consummating the merger, and costs and disbursements.

We intend to review the allegations of both suits and respond when it is appropriate.

On September 29, 2006, we announced that Richard S. Garnick, President of North American Services and Global Business Lines and a member of the Company’s Office of the President, was dismissed for cause effective on that date. On October 3, 2006, Mr. Garnick filed a lawsuit in Suffolk Superior Court in the Commonwealth of Massachusetts against the Company and John Leahy, our Interim President and Chief Executive Officer, asserting claims for breach of contract with damages of approximately $2.0 million, defamation, invasion of privacy, and tortious interference with contractual relations with unspecified damages. The Company intends to vigorously defend against the claim.

Item 1A.   Risk Factors

The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Exhibit and presented elsewhere by management from time-to-time.

We have entered into a merger agreement that may divert management attention and disrupt our business.    On February 6, 2007, we entered into an agreement and plan of merger with Caritor, Inc. and Renaissance Acquisition Corp., a wholly owned subsidiary of Caritor. Anticipated mergers such as the merger with Caritor are typically accompanied by a number of risks, including potential disruption of ongoing business, potential distraction of management, potential revenue declines as a result of customer uncertainty, potential loss of employees in anticipation of the uncertainties of integration, expenses related to the merger and potential unknown liabilities associated with combined businesses. We may incur substantial expenses and devote significant management time and resources in seeking to complete the proposed merger that ultimately may not generate benefits for us.

If we are not able to satisfy the closing conditions to the merger agreement with Caritor, we may be required to reevaluate our business strategy.     We may be unable to satisfy the closing conditions to the merger agreement as a result of our ongoing review of Keane’s historical stock option practices and the results of this review, which may include our inability to timely file reports with the SEC, the restatement of our financial statements and litigation and governmental investigations or proceedings, as well as other consequences, such as defaults on our indebtedness. If we are unable to deliver to Caritor’s prospective debt lenders for the merger the audited financial statements for the fiscal year ended December 31, 2006, as well as specified financial statements for subsequent periods, Caritor will not be obligated to proceed with the merger. In addition, we made representations and warranties in the merger agreement with respect to matters such as our past and current stock option granting practices, our SEC filings and financial statements, our compliance with NYSE rules and regulations, the absence of undisclosed liabilities, the conduct of our business since September 30, 2006, the absence of certain changes related to our business and investigations and litigation or other proceedings. If we are unable to satisfy the condition to effect the merger that relates to the accuracy of our representations and warranties in the merger agreement, Caritor will not be required to proceed with the merger. We may incur substantial expenses and devote significant management time and resources in seeking to complete the proposed merger. If we are not successful in completing the merger, we may be required to reevaluate our business strategy.

The failure to timely file our Annual Report on Form 10-K for the year ended December 31, 2006, the potential for a restatement of our financial statements and any actual restatement that results from our ongoing review of stock option grants and stock option practices could adversely affect our business, results of operations and stock price.     These factors, and any related uncertainties, could adversely affect our reputation with existing and potential customers and suppliers, our credit standing and investor confidence. If our financial statements are restated because of the outcome of the stock option review:

•       compensation expense for the affected periods may increase to reflect the intrinsic value of options on the revised measurement date;

•       net income for the affected periods may decrease as result of the increase in compensation expense;

•       paid-in-capital may increase as option-related compensation expense increases paid-in-capital;

•       retained earnings may decrease because net income decreases;

•       the amount of the deduction from taxable income for the affected periods for option-related compensation may be limited; and

•       earnings per share may decrease for the affected periods because net income decreases.

The effect of any restatement on our financial statements could materially affect our stock price. In addition, the delay in filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC could cause the New York Stock Exchange to commence suspension and delisting proceedings of our common stock. On April 2, 2007, we were notified by the NYSE that we would be receiving a letter from the NYSE informing us that, as a result of our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006, we are subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. We received this letter on April 4, 2007. Section 802.01E provides, among other things, that the NYSE will monitor Keane and the status of our Form 10-K filing. If we have not filed our annual report on Form 10-K for the year ended December 31, 2006 within six months of the filing due date, the NYSE may, in its sole discretion, allow Keane’s securities to be traded for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, commence suspension and delisting procedures.

A restatement of our financial statements or our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 or subsequent quarterly reports on Form 10-Q could result in defaults under our credit facility and our indenture and related debentures, which could adversely affect our business and results of operations.     We are party to a credit agreement, dated as of September 15, 2005, as amended, with Bank of America, N.A., as administrative agent, and the lenders party thereto. As of March 31, 2007, we had $37.2 million in outstanding letters of credit under this facility. An event of default would have occurred under the credit agreement if we did not deliver our audited financial statements for the year ended December 31, 2006 to the administrative agent within 90 days of December 31, 2006 and will occur if we do not deliver to the administrative agent our unaudited quarterly financial statements within 45 days after the end of each fiscal quarter. However, the administrative agent and the required lenders have agreed to extend the delivery period for our audited financial statements for the year ended December 31, 2006 until the earlier of September 30, 2007 or the date on which we file such financial statements with the SEC and to permit the delivery of unaudited quarterly financial statements that are qualified with respect to our ongoing review of stock option grants and stock option practices. It would also be an event of default under the credit agreement if we breach the indenture described below by failing to timely provide the indenture trustee with copies of the periodic financial reports we are required to file under the Exchange Act (except for the annual report on Form 10-K for the year ended December 31, 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007) and such failure continues for 60 days after we have been given proper notice under the indenture. In addition, a restatement could, depending on its nature and materiality, result in a breach of certain representations under the credit agreement, which would be an event of default under the credit agreement. Upon an event of default under the facility, the administrative agent and the lenders may accelerate the loans, terminate the commitments, require us to cash collateralize the letters of credit and exercise other rights and remedies.

                We entered into an indenture dated as of June 18, 2003 with U.S. Bank, National Association (formerly Wachovia Bank, National Association) as trustee, pursuant to which we issued 2% convertible subordinated debentures due 2013. As of March 31, 2007, the aggregate outstanding principal amount of these debentures, plus unpaid accrued interest, was $150.9 million. If we do not deliver our audited financial statements for the year ended December 31, 2006 or any unaudited quarterly financial statements to the trustee 15 days after they are required to be filed with the SEC, we will not be in compliance with the requirements of the indenture. An event of default under the indenture will not arise until 60 days after the trustee or the holders of 25% of outstanding principal amount of the debentures give us written notice of such default and require us to remedy the default. On April 3, 2007, we received a notice of default from a holder of over 25% of the outstanding principal amount of the debentures asserting that a default had occurred under the debentures as a result of our failure to deliver audited financial statements for the year ended December 31, 2006 to the trustee within 15 days after they were required to be filed with the SEC, and requesting that we remedy the default. An event of default under the indenture will occur if we do not remedy the default within 60 days after this notice was given. We also received, on March 22, 2007, a notice of default from the same holder asserting that a default had occurred under the indenture as a result of our failure to timely file our audited financial statements with the SEC. We have advised such holder and the trustee, and continue to maintain, that the March 22, 2007 default notice was ineffective under the indenture due to the fact that on such date, the requisite fifteen days had not elapsed as required under the indenture before a notice of default could properly be issued. If an event of default occurs under the debentures, the holders of not less than 25% of the outstanding principal amount of the debentures may by written notice declare an acceleration of the payment of all of the outstanding principal and unpaid accrued interest on the debentures. If we do not receive waivers for certain events of default, such amounts could be callable by the holders of the debentures and we would be required to classify the debentures as short-term debt.

We have entered into a first amendment to the merger agreement with Caritor and the Merger Subsidiary which, among other things, permits us, subject to the terms and conditions set forth in the amendment to amend the credit agreement, to increase the commitments under the credit agreement, to make drawdowns under the credit agreement to pay (or to pay in cash) the principal, accrued ordinary, non-penalty interest and default interest on the debentures as a result of the acceleration of the date on which the debentures must be repaid in full due to our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006 or our quarterly report on Form 10-Q for the first or second fiscal quarters of 2007 or to repurchase the debentures prior to the date on which they are due and payable (subject to certain terms and conditions), to pay in cash and incur the obligation to pay tax liabilities in connection therewith, and to pay certain associated costs, fees and expenses.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, which may cause stockholders to lose confidence in the accuracy of our financial statements and could have a material adverse effect on our business and our stock price.     Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. In addition, compliance with the internal control requirements, as well as other financial reporting standards applicable to a public company, including the Sarbanes-Oxley Act of 2002, has in the past and will in the future continue to involve substantial cost and investment of our management’s time.

In our management’s preliminary assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, management identified a number of control deficiencies in the revenue area, specifically related to revenue recognition, which we have determined constitute material weaknesses in our internal control over financial reporting. See Item 4 – Controls and Procedures for further discussion. We have established a remediation program, which includes creating an additional position with technical revenue recognition expertise, re-engineering our time reporting process, enhancing our contract set-up quality assurance process, and other corrective actions. This program may not be effective in remediating the material weaknesses or in preventing other material weaknesses or significant deficiencies in our internal controls. In addition, we may identify additional material weaknesses in connection with our ongoing review of Keane’s historic stock option grants and stock option practices.

We may spend significant time and incur significant costs to assess and report on the effectiveness of internal controls over financial reporting and to remediate any material weaknesses. Discovering material weaknesses in the future could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. In addition, if we discover future material weaknesses, disclosure of that fact could reduce the market’s confidence in our financial statements, which could harm our stock price.

Our transformation initiative may not be successfully implemented, which could materially affect our results of operations.      We are continuing with our multi-faceted internal reorganization. Our goals in implementing the transformation include: the replacement of our current regional operations structure with an overlapping structure including regional client relationship organizations, delivery organizations based on global practices (such as applications services and business transformation services) and vertical industry expertise (including financial services and health care) and global shared services for sales and human resources, aimed at lowering cost. We expect that the transformation will be an ongoing process and will touch all areas of Keane, requiring significant internal resources, including significant attention from our management. If we are unable to successfully implement the transformation, or a successful implementation does not achieve our stated objectives, it could result in loss of employee morale, an inability to lower our delivery costs and an inability to compete in the global market, and could materially affect our results of operations.

Our engagement with Melbourne, Victoria Transport Ticketing Authority, or the Victoria TTA contract, exposes us to a number of different risks inherent in such long-term, large-scale, fixed-fee projects.   We have been awarded a contract to perform services in relation to the development, operation and maintenance of a public transport ticketing system for the state of Victoria, Australia. This engagement will require significant management attention and financial resources, and could adversely affect our results of operations in a number of ways. These include:

•                                          initial costs that could potentially result in lower operating margins for the project in the beginning stages;

•                                          difficulties and costs of staffing and managing complex projects and operations in a new geographic marketplace;

•                                          dependence on subcontractors and potential subcontractor non-performance;

•                                          at certain times, the TTA may terminate the Victoria TTA contract for convenience, subject to certain termination fees and for events of default, subject to our wholly-owned subsidiary Kamco’s right to cure;

•                                          complexities in interpreting and delivering the broad range of functional and technical requirements required under the project contract;

•                                          difficulties in working with multiple parties in defining these functional and technical requirements and achieving acceptance of deliverables;

•                                          project delays, which could expose us to liquidated damages;

•                                          fluctuations in foreign currency exchange rates; and

•                                          the additional liability we have undertaken in guaranteeing performance of our subsidiary under the contract and entering into performance and security bonds under our credit facility.

Our quarterly operating results have varied, and are likely to continue to vary, significantly. This may result in volatility in the market price of our common stock. We have experienced and expect to continue to experience fluctuations in our quarterly results. Our gross margins vary based on a variety of factors including employee utilization rates and the number and type of services performed during a particular period. A variety of factors could influence our revenue in a particular quarter, including:

•                                          general economic conditions, which may influence investment decisions or cause downsizing;

•                                          the number and requirements of client engagements;

•                                          employee utilization rates;

•                                          changes in the rates we can charge clients for services; acquisitions; and other factors, many of which are beyond our control.

A significant portion of our expenses does not vary relative to revenue. As a result, if revenue in a particular quarter does not meet expectations, our operating results could be materially adversely affected, which in turn may have a material adverse impact on the market price of our common stock. In addition, many of our engagements are terminable without client penalty. An unanticipated termination of a major project could result in an increase in underutilized employees and a decrease in revenue and profits.

We continue to position ourselves to achieve increasing percentages of revenues and growth through outsourcing. If we are successful in obtaining new outsourcing contracts, we may experience increased pressure on our overall margins during the early stages of these contracts.  This strategy could result in higher concentrations of revenues and contributions to income from a smaller number of larger clients contracting for customized outsourcing solutions. If we were to receive a higher concentration of our revenues from a smaller number of clients, our revenues could decrease significantly if one or more of these clients decreased their spending with us. Outsourcing contracts are generally long-term contracts that require additional staffing in the initial phases of the contract period, which often results in lower gross margins at the beginning of these contracts.

If our clients are not satisfied with our services, we may have exposure to liabilities, which could adversely affect our profitability and financial condition as well as our ability to compete for future work.     If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts that are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of our business, that we will be sued in the future. In addition, although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high-quality services to retain and attract clients and employees. As a result, claims made against our work may damage our reputation, which in turn, could impact our ability to compete for new work and negatively impact our revenue and profitability.

The termination of a contract by a significant client could reduce our revenue and profitability or adversely affect our financial condition.     Our five largest clients, excluding the federal government, accounted for approximately 20.5% and 22.0% of our revenue for the three months ended March 31, 2007 and 2006, respectively, although no individual client accounted for more than 5.6% and 6.2%, respectively, of our total revenue for either period. The various agencies of the federal government represent our largest client, accounting for approximately 12.4% and 10.7% of total revenue for the three months ended March 31, 2007 and 2006, respectively.  We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months; however, many of our client relationships have continued for many years. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. Under many contracts, clients may reduce their use of our services under such contracts without penalty. In addition, contracts with the federal government contain provisions and are subject to laws and regulations that provide the federal government with rights and remedies not typically found in commercial contracts. Among other things, the federal government, as well as other public sector clients, may terminate contracts with short notice, for convenience and may cancel multi-year contracts if funds become unavailable. The TTA also has the ability to terminate its contract with us for convenience, subject to the payment of termination fees.  When contracts are terminated, our revenue may decline and if we are unable to eliminate associated costs in a timely manner, our profitability may decline. In the three months ended March 31, 2007, approximately 20.8% of our revenue was from public sector clients, including U.S. Federal, state, and local governments and agencies. Often government spending programs depend upon the budgetary capability to support such programs.  Most states must operate under a balanced budget. As a result of such budget and deficit considerations, our existing and future revenues and profitability could be adversely affected by reduced government IT spending.

Unfavorable government audits could require us to refund payments we have received, to forego anticipated revenue, and could subject us to penalties and sanctions.     The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the audit agency determines that we have improperly received reimbursement, we would be required to refund any such amount. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact our ability to bid for new work.

Our stock option granting practices are the subject of an inquiry by the Securities and Exchange Commission.     As we announced on February 23, 2007, we have received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC’s inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement.

We have pursued, and intend to continue to pursue, strategic acquisitions. Failure to successfully integrate acquired businesses or assets may adversely affect our financial performance.     In recent years, we have grown significantly through acquisitions. From January 1, 1999 through March 31, 2007, we completed 17 acquisitions. The aggregate merger and consideration costs of these acquisitions totaled approximately $445.4 million. Our future growth may be based in part on selected acquisitions. At any given time, we may be in various stages of considering acquisition opportunities. We may not be able to find and identify desirable acquisition targets or be successful in entering into a definitive agreement with any one target. In addition, even if we reach a definitive agreement with a target, we may not be able to complete that transaction. The terms of our merger agreement with Caritor currently restrict our ability to engage in mergers and acquisitions.

We typically anticipate that each acquisition will bring benefits, such as an increase in revenue. Prior to completing an acquisition, however, it is difficult to determine if these benefits will be realized. Accordingly, there is a risk that an acquired company may not achieve an increase in revenue or other benefits for us. In addition, an acquisition may result in unexpected costs, expenses, and liabilities. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

We have recorded a significant amount of goodwill and other intangible assets resulting from our acquisitions. We review our goodwill and identifiable assets for impairment in accordance with SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets” and SFAS No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” respectively. If the estimated future cash flows of the reporting units related to the underlying assets are not sufficient to support the carrying value of the associated underlying assets, we may be required to record impairment charges related to goodwill and other intangible assets. Any material loss resulting from an impairment charge could have a material adverse effect on our results of operations. As of March 31, 2007, our goodwill totaled $325.2 million, customer lists totaled $26.2 million and other intangible assets totaled $2.5 million.

The process of integrating acquired companies into our existing business might also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which we may otherwise devote to our existing business. In addition, the process may require significant financial resources that we might otherwise allocate to other activities, including the ongoing development or expansion of our existing operations.

Finally, future acquisitions could result in our having to incur additional debt and/or contingent liabilities. We may also issue equity securities in connection with acquisitions, which could have a dilutive effect on our earnings per share. Any of these possibilities could have a material adverse effect on our business, financial condition, and result of operations.

We face significant competition for our services, and our failure to remain competitive could limit our ability to maintain existing clients or attract new clients.     The market for our services is highly competitive. The technology for custom software services can change rapidly. The market is fragmented, and no company holds a dominant position. Consequently, our competition for client assignments and experienced personnel varies significantly from city to city and by the type of service provided. Some of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition in the markets they serve than we do. In addition, clients may elect to increase their internal information systems resources to satisfy their custom software development and integration needs.

In the healthcare software systems market, we compete with some companies that are larger in the healthcare market and have greater financial resources than we do. We believe that significant competitive factors in the healthcare software systems market include size and demonstrated ability to provide service to targeted healthcare markets.

We may not be able to compete successfully against current or future competitors. In addition, competitive pressures may materially adversely affect our business, financial condition, and results of operations.

We conduct business in the UK, Canada, India, and Australia, which exposes us to a number of difficulties inherent in international activities.    We have four software development facilities in India. As of March 31, 2007, we had approximately 3,252 technical professionals in India, including those at Keane Worldzen. India is currently experiencing conflicts with Pakistan over the disputed territory of Kashmir as well as clashes between different religious groups within the country. These conflicts, in addition to other unpredictable developments in the political, economic, and social conditions in India, could eliminate or reduce the availability of these development and professional services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives important to our strategy to add offshore delivery capabilities to the services we provide would be hindered, and our business could be harmed.

If we fail to manage our geographically dispersed organization, we may fail to meet or exceed our financial objectives and our revenues may decline. We perform development activities in the U.S., Canada, and India, and have offices throughout the U.S., UK, Canada, and India. This geographic dispersion requires us to devote substantial management resources that locally based competitors do not need to devote to their operations.

Our operations in the UK, Canada, India and Australia are subject to currency exchange rate fluctuations, foreign exchange restrictions, changes in taxation, and other difficulties in managing operations internationally and overseas. We may not be successful in managing our international operations. In addition, there has been political discussion and debate related to worldwide competitive sourcing, particularly from the United States to offshore locations.  Proposed federal and state legislation is currently pending related to this issue. It is too early to determine whether or in what form this legislation will be adopted; however, future legislation, if enacted, could have an adverse effect on our business, results of operations and financial condition.

We may be unable to re-deploy our professionals effectively if engagements are terminated unexpectedly, which would adversely affect our results of operations.     Our clients can cancel or reduce the scope of their engagements with us on short notice. If they do so, we may be unable to reassign our professionals to new engagements without delay. The cancellation or reduction in scope of an engagement could, therefore, reduce the utilization rate of our professionals, which would have a negative impact on our business, financial condition, and results of operations.

As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. We believe that period to period comparisons of our financial results are not necessarily meaningful and we expect that our results of operations may fluctuate from period to period in the future.

Our growth could be limited if we are unable to attract and retain personnel in the information technology and business consulting industries.     We believe that our future success will depend in large part on our ability to continue to attract and retain highly skilled technical and management personnel. The competition for such personnel is intense, including attracting and retaining qualified personnel in India. We may not succeed in attracting and retaining the personnel necessary to develop our business. If we do not, our business, financial condition, and results of operations could be materially adversely affected.

We may be prohibited from repurchasing, and may not have the financial resources to repurchase, our Debentures on the date for repurchase at the option of the holder or upon a designated event, as required by the indenture governing our Debentures, which could cause defaults under our senior revolving credit facility and any other indebtedness we may incur in the future.     The Debenture holders have the right to require us to repurchase all or a portion of their Debentures on June 15, 2008. The Debenture holders may also require us to repurchase all or a portion of their Debentures upon a designated event, as defined in the indenture governing the Debentures. If the Debenture holders elect to require us to repurchase their Debentures on any of the above dates or if a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered Debentures. Except as provided in the second amendment to our senior revolving credit facility, we are currently prohibited under that facility from repurchasing any Debentures if a designated event were to occur. We may also be prohibited under any indebtedness we may incur in the future from purchasing any Debentures prior to their stated maturity. In these circumstances, we will be required to repay the entire outstanding principal of, and pay any accrued and unpaid interest on, such indebtedness or to obtain the requisite consents from the holders of any such indebtedness to permit the repurchase of the Debentures. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to repurchase the Debentures, which would constitute an event of default under the indenture for the Debentures, which itself could constitute a default under our senior revolving credit facility or under the terms of any future indebtedness that we may incur. In addition, except as provided in the second amendment to our senior revolving credit facility, the events that constitute a designated event under the indenture for the Debentures are events of default under our senior revolving credit facility and may also be events of default under other indebtedness that we may incur in the future.

We incurred indebtedness when we sold our Debentures. We may incur additional indebtedness in the future. The indebtedness created by the sale of our Debentures, and any future indebtedness, could adversely affect our business and our ability to make full payment on the Debentures.     Our aggregate level of indebtedness increased in connection with the sale of our Debentures. As of March 31, 2007, we had approximately $188.9 million of outstanding indebtedness and had the ability to incur additional debt under our revolving credit facility. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing our total leverage. Any increase in our leverage could have significant negative consequences, including:

•                                          increasing our vulnerability to adverse economic and industry conditions;

•                                          limiting our ability to obtain additional financing;

•                                          limiting our ability to make acquisitions;

•                                          requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

•                                          limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

•                                          placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Our ability to satisfy our future obligations, including debt service on our Debentures, depends on our future operating performance and on economic, financial, competitive, and other factors beyond our control. Our business may not generate sufficient cash flow to meet these obligations or to successfully execute our business strategy. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional financing or equity capital, restructure or refinance our debt or sell assets. We may not be able to obtain additional financing or refinance existing debt or sell assets on terms acceptable to us or at all.

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds

(c)          The following table provides information about purchases by Keane during the three months ended March 31, 2007 of equity securities that are registered by Keane pursuant to Section 12 of the Exchange Act:

ISSUER PURCHASES OF EQUITY SECURITIES

Period	(a) Total Number of Shares (or Units) Purchased	(b) Average Price Paid per Share (or Unit)	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1) (2)	(d) Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (1) (2)
01/01/07-01/31/07	—	$—	—	3,000,000
02/01/07-02/28/07	—	$—	—	3,000,000
03/01/07-03/31/07	—	$—	—	3,000,000
Total:	—	$—	—	3,000,000

(1)          On October 24, 2006, we announced the approval by our Board of Directors of a program for the repurchase of 3.0 million shares of our common stock pursuant to the October 2006 program. The amount in this column excludes the 3.0 million shares under the October 2006 program. The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased will be determined by our management based on its evaluation of market and economic conditions and other factors. Unless terminated earlier by resolution of our Board of Directors, the October 2006 program will expire upon the earlier of the date we repurchase all shares authorized for repurchase thereunder or October 23, 2007.

Item 3.   Defaults Upon Senior Securities

We entered into an indenture dated as of June 18, 2003 with U.S. Bank National Association (formerly Wachovia Bank, National Association) as trustee, pursuant to which we issued 2% convertible subordinated debentures due 2013. As of March 31, 2007, the aggregate outstanding principal amount of these debentures, plus unpaid accrued interest, was $150.9 million. If we do not deliver our audited financial statements for the year ended December 31, 2006 or any unaudited quarterly financial statements to the trustee 15 days after they are required to be filed with the SEC, we will not be in compliance with the requirements of the indenture. An event of default under the indenture will not arise until 60 days after the trustee or the holders of 25% of outstanding principal amount of the debentures give us written notice of such default and require us to remedy the default. On April 3, 2007, we received a notice of default from a holder of over 25% of the outstanding principal amount of the debentures asserting that a default had occurred under the indenture as a result of our failure to deliver audited financial statements for the year ended December 31, 2006 to the trustee within 15 days after they were required to be filed with the SEC, and requesting that we remedy the default. An event of default under the indenture will occur if we do not remedy the default within 60 days after this notice was given. We also received, on March 22, 2007, a notice of default from the same holder asserting that a default had occurred under the indenture as a result of our failure to timely file our audited financial statements with the SEC. We have advised such holder and the trustee, and continue to maintain, that the March 22, 2007 default notice was ineffective under the indenture due to the fact that, on such date, the requisite fifteen days had not elapsed as required under the indenture before a notice of default could properly be issued. If an event of default occurs under the debentures, the holders of not less than 25% of the outstanding principal amount of the debentures may by written notice declare an acceleration of the payment of all of the outstanding principal and unpaid accrued interest on the debentures. If we do not receive waivers for certain events of default, such amounts could be callable by the holders of the debentures and we would be required to classify the debentures as short-term debt.